TRIBUTARY FUNDS

Tributary Funds®

Annual Report

March 31, 2011

Tributary Short-Intermediate Bond Fund
(formerly First Focus Short-Intermediate Bond Fund)

Tributary Income Fund
(formerly First Focus Income Fund)

Tributary Balanced Fund
(formerly First Focus Balanced Fund)

Tributary Core Equity Fund
(formerly First Focus Core Equity Fund)

Tributary Large Cap Growth Fund
(formerly First Focus Large Cap Growth Fund)

Tributary Growth Opportunities Fund
(formerly First Focus Growth Opportunities Fund)

Tributary Small Company Fund
(formerly First Focus Small Company Fund)

Tributary International Equity Fund
(formerly First Focus International Equity Fund)

Notice to Investors

Shares of Tributary Funds:

• Are Not FDIC Insured • May Lose Value • Have No Bank Guarantee

Investors should carefully consider the investment objectives, risks, charges and expenses of the Tributary Funds. Mutual funds involve risk including loss of principal. This and other important information about the Tributary Funds is contained in the prospectus, which can be obtained by calling 1-800-662-4203 or by visiting www.tributaryfunds.com. The prospectus should be read carefully before investing. The Tributary Funds are distributed by Northern Lights Distributors, LLC member FINRA. Northern Lights and the Tributary Funds' investment adviser are not affiliated.

ANNUAL REPORT 2011

Table of Contents

Shareholder Letter	1

Management Discussion and Analysis	2

Schedules of Portfolio Investments	18

Statements of Assets and Liabilities	38

Statements of Operations	40

Statements of Changes in Net Assets	42

Financial Highlights	46

Notes to Financial Statements	49

Report of Independent Registered Public Accounting Firm	61

Additional Fund Information	62

Directors and Officers	65

ANNUAL REPORT 2011

Dear Shareholder:

Much has been accomplished over the last 12 months. In the 2010 annual report, we wrote, “We are currently in the process of re-calibrating our course for the next 10 years and like what we see. We feel we have built a fundamentally strong fund complex, one with strong overall performance based on solid long-term thinking. In the coming months, we will be working on a strategic plan that, if executed correctly, should allow us to achieve the type of scope and scale critical to our long-term growth. As much as the last 10 years has been about strengthening the offerings and broadening the scope of those offerings, we hope the next 10 years will be about distribution. We hope to have exciting news before we close out 2010, including success in opening new distribution channels for your Funds.”

In May 2010, driven by a desire to take the strong performance of the Funds on a more regional and national level, the two registered investment advisers owned by First National Nebraska, Inc. (“FNNI”) were spun out from the bank and merged to create Tributary Capital Management, LLC. Once Tributary Capital Management, LLC was formed and approved as adviser to the First Focus Funds, we rebranded the Fund Complex and in August 2010, the First Focus Funds were rebranded the Tributary Funds.

I’m pleased to report another strong year for fund flows. At March 31, 2011, the Funds held $891 million in assets, an increase of 51% over March 31, 2010. Of this $301 million increase, $226 million resulted from new fund flows, and $75 million from market action. Since March 31, 2009, assets have increased $539 million, or 153%. In particular, we are pleased that the majority of the flows in the last year came from new sources, reflective of the strong performance put in by many of the Funds.

Recently, the performance of our funds has been recognized by U.S. News and World Report1, with the Small Company Fund, the Growth Opportunities Fund and the Balanced Fund all singled out as “Best Funds to own for the Long-Term.” More recently, the Growth Opportunities Fund was recognized by the Wall Street Journal as a Category King for its 1 year performance2.

Although the last two years have been encouraging for investors, there still remains much to be concerned about. It appears that 2011 will offer further economic recovery, though somewhat muted based on the continued struggle with unemployment. The U.S. Federal Reserve continues to be very accommodative in policy, but driven by fears of inflation, the drumbeat of a less accommodative policy becomes louder each day. Developed countries around the world are challenged by significant fiscal structural deficit issues; perhaps the greatest economic and political issue facing governments of developed countries in the last 50 years.

In such a challenging environment, we appreciate the trust our shareholders put in us as stewards of their assets. We take this responsibility very seriously, and work very hard everyday to understand and manage these issues. The Tributary Funds are affiliated with the largest privately owned bank holding company in North America, FNNI, with independent roots tracing back to 1855. The fifth and sixth generations of the founding family continue to be involved in the day-to-day operations of the company. This type of long-term focus not only permeates the philosophy of our parent company, but also that of the Tributary Funds.

We look forward to managing money for our shareholders for many years to come. Thank you for placing your trust in Tributary Funds.

Best Regards,

Stephen R. Frantz

President

sfrantz@tributarycapital.com

Comments are provided as a general market overview and should not be considered investment advice or predictive of any future market performance.

[1]

US News & World Report, Summer 2010. The US News Mutual Fund Score is produced using an equal weighting of the overall ratings of five data sources. Rating sytems are normalized to a 10-point scale to produce the final score. The universe of more than 4,500 funds includes only those ranked by all five sources, the Tributary Small Company Fund was ranked out of 562 Small Blend Funds.

[2]

The Wall Street Journal, “Category Kings in 22 Realms,” April 4, 2011. The ranking looked at top-performing funds in each category, ranked by one-year total returns as of March 31. The Tributary Growth Opportunities Fund was listed second on the list out of 371 funds in the category.

ANNUAL REPORT 2011

SHORT-INTERMEDIATE BOND FUND

Investment Objective

The Tributary Short-Intermediate Bond Fund seeks to maximize total return in a manner consistent with the generation of current income, preservation of capital and reduced price volatility.

Manager Commentary

As we wrote this report a year ago, interest rates were beginning to decline as government stimulus programs wound down, the inventory rebuilding cycle ended and worries grew that European sovereign debt problems would stifle economic growth. In response, the U.S. Federal Reserve (the “Fed”) eventually implemented its second asset purchase program in an attempt to drive long interest rates even lower through the purchase of U.S. Treasury securities. The decelerating economy combined with the prospect of further monetary accommodation from the Fed caused rates on the intermediate part of the yield curve to move rapidly lower. The 10-year U.S. Treasury rate dropped from just under 4.00% in early April 2010 to a low of 2.41% in October 2010. During the last calendar quarter of 2010, however, the economy shifted higher again as employment slowly increased, consumer spending picked up, manufacturing activity improved and corporate earnings remained strong. Commodity price pressures also began to build in the last half of the year, and this, combined with concerns over the record deficit spending on the part of the U.S. federal government, stoked fears of higher inflation. In response to the improving economy and the potential for higher inflation, interest rates changed course again and moved rapidly higher. By the beginning of February 2011, the 10-year rate for U.S. Treasury notes reached 3.75% and settled back to 3.47% on March 31, 2011.

While some market participants and even some of the more hawkish members of the Fed have fretted publicly over the rise in top-line inflation, Fed Chairman, Benjamin Bernanke, and the Federal Open Market Committee (“FOMC”) as a whole have continued to convey their belief that current commodity induced inflation pressures are transient in nature. Due to the slack that still exists in the economy, and in particular the unacceptably high level of unemployment, the Fed was biased toward aggressively facilitating economic growth rather than fighting what it viewed as an improbable long-term increase in inflation. With the Fed anchoring short rates, the yield curve remains steep by historical standards and will likely not flatten significantly until it becomes clear the FOMC is moving to a more restrictive policy stance.

Over the last twelve months, risk assets in the fixed income universe outperformed U.S. Treasury securities, continuing the trend of steady spread tightening that began in 2009. Lower quality issues generally outperformed their higher-rated counterparts. In similar fashion, non-agency residential and commercial mortgage-backed securities (“MBS”) significantly outperformed government-backed MBS. Investors were increasingly willing to take additional risk in the search for increased yield and potential returns. Absent a major shock to the economic system, risk premiums in the fixed income market should continue to compress.

For the year ended March 31, 2011, the Tributary Short-Intermediate Bond Fund returned 3.27% compared to 3.12% for the Barclays Capital U.S. Government/Credit 1-5 Year Index.

Similar to the prior year, the primary driver of the Fund’s outperformance was an overweight position in non-Treasury sectors of the fixed income universe. Specifically, an overweight position in financial corporate bonds (KeyBank NA and Regions Financial Corp. both posted double-digits returns) and non-agency MBS were large contributors to the Fund’s return for the year. A related benefit to performance was the Fund’s sizable yield advantage over its benchmark, a characteristic which we believe will become increasingly important going forward. Detracting from performance for the year ended March 31, 2011 was the Fund’s lower average duration versus the index, as interest rates were lower across the yield curve.

Over the course of the year the Fund increased its allocation to the private-label MBS, agency-guaranteed MBS and credit sectors, while maintaining an overweight position in commercial mortgage-backed securities (“CMBS”). Within credit, notable changes included purchases of three taxable Build America Bonds (“BABs”) as well as an increase in the Fund’s allocation to below-investment grade debt. Most of the non-agency additions to the Fund were front-pay, sequential structures, which we believe continue to offer value even in weaker housing market environments. Given the ongoing distortion caused by the Fed’s ownership of agency MBS and the growing uncertainty of how their holdings will eventually be unwound, we prefer to be cautious and will look for a better entry point to increase the Fund’s position in that sector.

Despite two consecutive years of considerable outperformance by the “risk-spread” sectors of the bond market, we continue to find greater expected returns from the private-label securitized sector and lower-quality corporate bonds. Strong balance sheets and corporate profitability provide a tailwind for the credit sector, while much-improved liquidity and attractive risk-adjusted yields in the private-label securitized market reinforce our expectation for positive excess returns. On the other hand, large budget deficits, refunding needs and uncertainty regarding the Fed’s balance sheet unwind are clearly headwinds to any potential outperformance from the government sector. That being said, we are quite cognizant of the fact that the margin of safety available in credit-sensitive sectors has declined, highlighting the importance of security selection. Apart from our allocation decision, we expect to maintain a shorter duration position relative to the Fund’s benchmark, while also taking advantage of the currently steep yield curve in order to position the Fund for an eventual increase in short-term interest rates.

We remain confident that our long-term focus and rigorous credit and structural analysis will serve our investors well over the coming year.

2

ANNUAL REPORT 2011

SHORT-INTERMEDIATE BOND FUND

Return of a $10,000 Investment as of March 31, 2011

Portfolio Composition as of March 31, 2011

Percentage Based on Total Value of Investments

(Portfolio composition is subject to change)

Portfolio Analysis as of March 31,2011

(Portfolio composition is subject to change)

Weighted Average Maturity:	3.3 years

Average Annual Total Return for the Year Ended March 31, 2011*

	l Year	5 Year	10 Year
Tributary Short Intermediate Bond Fund - Institutional Class	3.27%	4.50%	3.95%
Barclays Capital U.S. Government/ Credit 1-5 Year Index	3.12%	5.08%	4.58%

Prospectus Expense Ratio (Gross/Net)†	1.19%/0.95%
Expense Ratio for the Year Ended March 31, 2011 (Gross/Net)	1.08%/0.82%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. Total return figures include change in share price, reinvestment of dividends and capital gains. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please visit our website at www.tributaryfunds.com.

(†)	The above expense ratios are from the Fund’s prospectus dated August 1, 2010. Net expense ratio is net of contractual waivers which are in effect from August 1, 2010 through July 31, 2011.
(*)	Returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns for certain periods reflect fee waivers and/or reimbursements in effect for that period; absent fee waivers and reimbursements, performance would have been lower.

The line chart assumes an initial investment of $10,000 made on March 31, 2001. Total return is based on net change in net asset value (“NAV”) assuming reinvestment of distributions. Returns shown include the reinvestment of all dividends and other distributions.

The Barclays Capital U.S. Government/Credit 1-5 Year Index measures the performance of U.S. Treasury and agency securities, and corporate bonds with 1-5 year maturities.

The above referenced index is unmanaged and does not reflect the deduction of fees or taxes associated with a mutual fund, such as investment management and fund accounting fees. Investors cannot invest directly in the index.

ANNUAL REPORT 2011

INCOME FUND

Investment Objective

The Tributary Income Fund seeks the generation of current income in a manner consistent with preserving capital and maximizing total return.

Manager Commentary

As we wrote this report a year ago, interest rates were beginning to decline as government stimulus programs wound down, the inventory rebuilding cycle ended and worries grew that European sovereign debt problems would stifle economic growth. In response, the U.S. Federal Reserve (the “Fed”) eventually implemented its second asset purchase program (“QEII”) in an attempt to drive long interest rates even lower through the purchase of U.S. Treasury securities. The decelerating economy combined with the prospect of further monetary accommodation from the Fed caused rates on the intermediate part of the yield curve to move rapidly lower. The 10-year U.S. Treasury rate dropped from just under 4.00% in early April 2010 to a low of 2.41% in October 2010. During the last calendar quarter of 2010, however, the economy shifted higher again as employment slowly increased, consumer spending picked up, manufacturing activity improved and corporate earnings remained strong. Commodity price pressures also began to build in the last half of the year, and this, combined with concerns over the record deficit spending on the part of the U.S. federal government, stoked fears of higher inflation. In response to the improving economy and the potential for higher inflation, interest rates changed course again and moved rapidly higher. By the beginning of February 2011, the 10-year rate for U.S. Treasury notes reached 3.75% and settled back to 3.47% on March 31, 2011.

While some market participants and even some of the more hawkish members of the Fed have fretted publicly over the rise in top-line inflation, Fed Chairman, Benjamin Bernanke, and the Federal Open Market Committee (“FOMC”) as a whole have continued to convey their belief that current commodity induced inflation pressures are transient in nature. Due to the slack that still exists in the economy, and in particular the unacceptably high level of unemployment, the Fed was biased toward aggressively facilitating economic growth rather than fighting what it viewed as an improbable long-term increase in inflation. With the Fed anchoring short rates, the yield curve remains steep by historical standards and will likely not flatten significantly until it becomes clear the FOMC is moving to a more restrictive policy stance.

Over the last twelve months, risk assets in the fixed income universe outperformed U.S. Treasury securities, continuing the trend of steady spread tightening that began in 2009. Lower quality issues generally outperformed their higher-rated counterparts. In similar fashion, non-agency residential and commercial mortgage-backed securities (“MBS”) significantly outperformed government-backed MBS. Investors were increasingly willing to take additional risk in the search for increased yield and potential returns. Absent a major shock to the economic system, risk premiums in the fixed income market should continue to compress. For the year ended March 31, 2011, the Tributary Income Fund returned 5.37% compared to 5.12% for the Barclays Capital U.S. Aggregate Bond Index.

Similar to the prior year, the primary driver of the Fund’s out-performance was the overweight position in non-Treasury sectors of the fixed income universe. Specifically, the overweight position in financial corporate bonds and non-agency MBS were large contributors to the Fund’s return for the year. A related benefit to performance was the Fund’s sizable yield advantage over its benchmark, a characteristic which we believe will become increasingly important going forward. Detracting from performance for the year ended March 31, 2011 was the Fund’s lower average duration versus the index, as interest rates were lower across the yield curve.

Over the course of the year the Fund increased its allocation to the private label MBS, agency guaranteed MBS and credit sectors, while maintaining an overweight position in commercial mortgage-backed securities (“CMBS”). Within credit, notable changes included an increase in the Fund’s exposure to the taxable Build America Bond (“BAB”) market as well as an increase in the Fund’s allocation to below investment grade debt. Despite Fund purchases this past year, the Fund remains underweight relative to the index in the agency MBS sector, with a majority of the Fund’s duration contribution coming from well-structured, seasoned collateralized mortgage obligations (“CMO”). Given the ongoing distortion caused by the Fed’s ownership of agency MBS and the growing uncertainty of how their holdings will eventually be unwound, we prefer to be cautious and look for a better entry point to increase the Fund’s position in that sector.

Despite two consecutive years of considerable outperformance by the “risk-spread” sectors of the bond market, we continue to find greater expected returns from the private label securitized sector and lower quality corporate bonds. Strong balance sheets and corporate profitability provide a tailwind for the credit sector, while much improved liquidity and attractive risk-adjusted yields in the private label securitized market reinforce our expectation for positive excess returns. On the other hand, large budget deficits, refunding needs and uncertainty regarding the Fed’s balance sheet unwind are clearly headwinds to any potential outperformance from the government sector. That being said, we are quite cognizant of the fact that the margin of safety available in credit sensitive sectors has declined, highlighting the importance of security selection. Apart from our allocation decision, we expect to maintain a shorter duration position relative to the Fund’s benchmark, while also taking advantage of the currently steep yield curve in order to position the Fund for an eventual increase in short-term interest rates.

We remain confident that our long-term focus and rigorous credit and structural analysis will serve our investors well over the coming year.

4

ANNUAL REPORT 2011

INCOME FUND

Return of a $10,000 Investment as of March 31, 2011

Portfolio Composition as of March 31, 2011

Percentage Based on Total Value of Investments

(Portfolio composition is subject to change)

Portfolio Analysis as of March 31, 2011

(Portfolio composition is subject to change)

Weighted Average Maturity:	7.7 years

Average Annual Total Return for the Year Ended March 31, 2011*

	1 Year	5 Year	10 Year
Tributary Income Fund -Institutional Class	5.37%	5.39%	4.78%
Barclays Capital U.S. Aggregate Bond Index	5.12%	6.03%	5.56%

Prospectus Expense Ratio (Gross/Net) †	1.28%/1.00%
Expense Ratio for the Year Ended March 31, 2011 (Gross/Net)	1.18%/0.83%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. Total return figures include change in share price, reinvestment of dividends and capital gains. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please visit our website at www.tributaryfunds.com.

(†)	The above expense ratios are from the Fund’s prospectus dated August 1, 2010. Net expense ratio is net of contractual waivers which are in effect from August 1, 2010 through July 31, 2011.

The line chart assumes an initial investment of $10,000 made on March 31, 2001. Total return is based on net change in net asset value (“NAV”) assuming reinvestment of distributions. Returns shown include the reinvestment of all dividends and other distributions.

The Barclays Capital U.S. Aggregate Bond Index is a market value-weighted index which covers the USD-denominated, investment-grade, fixed-rate, taxable bond market of SEC-registered securities. The index includes bonds from the Treasury, Goverment-Related, Corporate, MSB (agency fixed-rate and hybrid ARM passthroughs), ABS, and CMBS sectors.

The above referenced index is unmanaged and does not reflect the deduction of fees or taxes associated with a mutual fund, such as investment management and fund accounting fees. Investors cannot invest directly in the index.

ANNUAL REPORT 2011

BALANCED FUND

Investment Objective

The Tributary Balanced Fund seeks capital appreciation and current income.

Manager Commentary

For the year ended March 31, 2011, the Tributary Balanced Fund returned 16.56% compared to 11.87% for the Composite Index. The Composite Index consists of 60% of the S&P 500 Index and 40% of the Barclays Capital U.S. Government/ Credit Index. Relative to its peer group, the Morningstar Moderate Allocation Category, the Fund’s performance ranked in the 3rd percentile over the last year. Consistent strong relative performance has earned the Fund an overall 5-Star rating from Morningstar1.

Three factors contributed to the positive absolute and relative returns: asset allocation, stock selection and bond selection. The Fund’s prospectus allows a range of 25% to 75% investment in equities and a minimum of 25% investment in fixed income. With this asset class flexibility, asset allocation is a primary determinant of returns. Over the last year, the Fund had an average stock allocation of 64%. As equities outperformed bonds and cash, the high equity allocation contributed to overall returns. The largest contributor to the strong returns versus the peer group, however, was stock selection. Equities in the Fund returned 23.2%, well above the S&P 500 Index return of 15.65%. In particular, companies in the consumer discretionary and health care industry significantly outperformed the S&P 500 Index. Fixed income selection was also a positive contributor as bonds in the Fund returned 7.0% versus 5.26% for the Barclays Capital U.S. Government/Credit Index. Our emphasis on credit, specifically investment grade corporate bonds and taxable municipal bonds, added to performance as credit outperformed government securities.

The Fund’s outlook is positive with the U.S. economy continuing to report economic growth and increasing private employment. Based on modest economic growth, companies in the S&P 500 Index are expected to grow earnings in 2011 by 14% with the Price to Forward Earnings (“P/E”) ratio of 13.6x, a discount to historical averages. Stock market returns have also benefited from the increase in mergers and acquisition activity, share buybacks and higher dividends. Due to the improving profit outlook and relative attractiveness of equities compared with bonds, we are maintaining a high stock allocation.

In equities, the Fund utilizes a multi-cap strategy. Our experienced investment team researches small, mid and large-cap companies and makes investment decisions based on the fundamentals of each company, not its size. The Fund endeavors to invest in companies with a more favorable earnings outlook compared to industry peers. Lastly, we apply valuation measures to ensure we are paying the right price for a company. This multi-cap core growth strategy is key to our goal of providing above average returns at reduced risk levels. Over the last year, the Fund’s exposure to small and mid-cap companies contributed to returns as those sectors outperformed their larger peers. Based on the difference in performance, large-caps now trade at a valuation discount to smaller companies. Over the last few quarters, we have opportunistically increased the Fund’s exposure to large companies.

In fixed income, the Fund utilizes a high quality, intermediate-term maturity approach and endeavors to provide stable income with minimum levels of risk. We conduct extensive yield comparisons across sectors and maturities. Weightings are determined by analyzing the return/risk potential of various securities. With a positive corporate profit outlook and solid balance sheets, we favor corporate bonds in the Fund. As we expect interest rates to gradually increase, we have shortened the average length to maturity of the fixed income portfolio.

Although we expect modest economic growth to continue, we are increasingly concerned about the negative economic impact of higher commodity prices, especially oil. If our economic outlook changes as a result of this or other economic issues, we will alter our strategy.

[1]	Disclosures

Morningstar Inc. All Rights Reserved. The information, data, analysis and opinions contained herein (1) include the confidential and proprietary information of Morningstar, (2) may not be copied or redistributed, (3) do not constitute investment advice offered by Morningstar, (4) are provided solely for the informational purposes and therefore are not an offer to buy or sell a security, and (5) are not warranted to be correct, complete or accurate. Except as otherwise required by law, Morningstar shall not be responsible for any trading decisions, damages or other losses resulting from, or related to, this information, data, analysis or opinions or their use. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating™ based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of the funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within the scale and rated separately, which may cause slight variations in the distribution percentages).

6

ANNUAL REPORT 2011

BALANCED FUND

Return of a $10,000 Investment as of March 31, 2011

Portfolio Composition as of March 31, 2011

Percentage Based on Total Value of Investments

(Portfolio composition is subject to change)

Average Annual Total Return for the Year Ended March 31, 2011*

	l Year	5 Year	10 Year
Tributary Balanced Fund - Institutional Class	16.56%	5.44%	7.11%
Barclays Capital U.S. Government/Credit Index	5.26%	5.83%	5.53%
S&P 500 Index	15.65%	2.62%	3.29%
Composite Index	11.87%	4.30%	4.55%

Prospectus Expense Ratio (Gross/Net)†	1.54%/1.40%
Expense Ratio for the Year Ended March 31, 2011 (Gross/Net)	1.37%/1.22%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. Total return figures include change in share price, reinvestment of dividends and capital gains. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please visit our website at www.tributaryfunds.com.

(†)	The above expense ratios are from the Fund’s prospectus dated August 1, 2010. Net expense ratio is net of contractual waivers which are in effect from August 1, 2010 through July 31, 2011.
(*)	Returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns for certain periods reflect fee waivers and/or reimbursements in effect for that period; absent fee waivers and reimbursements, performance would have been lower.

The line chart assumes an initial investment of $10,000 made on March 31, 2001. Total return is based on net change in net asset value (“NAV”) assuming reinvestment of distributions. Returns shown include the reinvestment of all dividends and other distributions.

The Barclays Capital U.S. Government/Credit Index is the non-securitized component of the U.S. Aggregate Index and includes Treasuries (i.e, public 0 obligations of the U.S. Treasury that have remaining maturities of more than one year), Government-Related issues (i.e, agency, sovereign, supranational, and local authority debt), and USD Corporates.

The S&P 500 Index is an index of 500 selected common stocks most of which are listed on the New York Stock Exchange. The index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

The Composite Index is a combined index of 60% of the S&P 500 Index and 40% of the Barclays Capital U.S. Government/Credit Index. The Composite Index is intended to provide a single benchmark that more accurately reflects the composition of securities held by the Balanced Fund. The individual performance of each index that comprises the Composite Index is detailed in the chart above.

The above referenced indices are unmanaged and do not reflect the deduction of fees or taxes associated with a mutual fund, such as investment management and fund accounting fees. Investors cannot invest directly in the indices.

7

ANNUAL REPORT 2011

CORE EQUITY FUND

Investment Objective

The Tributary Core Equity Fund seeks long-term capital appreciation.

Manager Commentary

For the year ended March 31, 2011, the Tributary Core Equity Fund returned 8.69% compared to 15.65% for the S&P 500 Index and 15.15% for the Russell 1000 Value Index. In a year when investors increased their appetite for risk, the large capitalization, high quality Fund was clearly swimming against the current. The Fund’s strategy typically lags the returns of the S&P 500 Index in strong rising markets, which tend to favor smaller, lower quality securities. Conversely, the Fund’s strategy typically outperforms, as it did in 2008, in declining or flat markets, when investors are seeking safer investments. Thus, we weren’t surprised that our strategy would lag behind the S&P 500 Index in fiscal years 2010 and 2011. However, what did surprise us was the historically large divergences in returns between large-cap and small-cap stocks (e.g. the Russell 2000 Index had a return of 25.79%, nearly double that of the S&P 500 Index) and high quality and low quality stocks (e.g. the returns on S&P ranked B and C stocks were much higher than the returns on S&P ranked A stocks). The good news is that, at the time of this publication, the valuations of the multi-national, high quality stocks that dominate our portfolio historically sell at a wide discount to the S&P 500 Index. We believe we are long overdue for a reversion to the mean.

The past twelve months were filled with a host of macroeconomic events, which appeared to drive the behaviors of both retail and institutional investors. These events included: the threatened insolvency of the weaker European countries (Portugal, Ireland, Italy, Greece and Spain), the Gulf of Mexico oil spill, the 2010 U.S. mid-term elections, the popular rebellions in several North African and Middle Eastern countries and the earthquake, tsunami and nuclear disaster in Japan. In addition, investors enjoyed a wave of monetary expansion and historically low short-term interest rates, courtesy of the U.S. Federal Reserve (the “Fed”). Thus, it appeared that during most of the year, there was either a “risk-on” or “risk-off” macro mentality that drove considerable volatility in all stock prices. This made for a tough environment for the Fund’s bottom-up stock selection approach, which depends on more performance differentiation based on individual company fundamentals. In addition, some of the Fund’s holdings were directly adversely affected by events such as the oil spill in the Gulf (Anadarko Petroleum Corp. and Transocean), the natural gas explosion in San Bruno, California (PG&E Corp.) and the Japanese tragedy (AFLAC Inc. and MetLife Inc.).

Looking forward, we are enthusiastic regarding the securities that we currently hold in the Fund. Most are large multi-national companies that dominate their markets and have significant revenues being generated in the faster growing developing countries such as China, India and Brazil. While investors focused on the rapid recovery of companies that were dependent on U.S. consumers in the early stages of this recovery (in which the

Fund is under-weighted), we believe they will rotate to companies that are exposed to the faster growing developing countries as U.S. growth matures. In addition to offering better growth, many of the multi-nationals currently offer below-market valuations and cash dividend yields of 2% to 3%, which are competitive with interest rates on fixed-income securities.

The outlook for 2011 has improved, although long-term structural economic problems still remain. In the U.S., the economic momentum and fiscal and monetary stimulus should provide an environment for modest economic growth and eventually, a gradual improvement in employment. It appears that the housing market has stabilized at low levels, but the remaining inventory of unsold homes (including pending foreclosures) may require an extended period of time before it returns to a normal level. Europe’s stronger economies such as Germany, England and France appear to be improving, but austerity programs in the weaker countries will continue to be a drag on economic growth in that region. In addition, the European Union still hasn’t addressed the long-term issue of how to support the weaker economies and their banks when they are at risk of default. It appears the developing countries, led by China, India and Brazil, should continue to experience strong economic growth due to strong exports and the rising affluence of their populations. However, accelerating inflation, especially in commodity and food costs, has led to a series of monetary tightening actions aimed at cooling the rate of growth. Hopefully, future monetary tightening will be successful without stalling economic growth. Of course, the uprisings in many North African and Middle Eastern countries are a wild card, which could cause global growth to stall due to rising oil prices. Finally, the U.S. will face serious economic consequences in the future if it doesn’t get its economic house in order. Bipartisan plans need to be developed to address dangerously high future budget deficits and financially unsustainable programs such as Social Security, Medicare and Medicaid. The recent experiences of Greece, Ireland and Portugal should serve as a reminder that a failure to do so can result in high interest rates and austerity programs that can lead to economic contraction. Hopefully, our political leaders understand the dangers and will act accordingly while there is still time to avoid a catastrophe.

8

ANNUAL REPORT 2011

CORE EQUITY FUND

Return of a $10,000 Investment as of March 31, 2011

Portfolio Composition as of March 31, 2011

Percentage Based on Total Value of Investments

(Portfolio composition is subject to change)

Average Annual Total Return for the Year Ended March 31, 2011*

	1 Year	5 Year	10 Year
Tributary Core Equity Fund - Institutional Class	8.69%	2.38%	4.09%
Russell 1000 Value Index	15.15%	1.38%	4.53%
S&P 500 Index	15.65%	2.62%	3.29%

Prospectus Expense Ratio (Gross/Net)†	1.35%/1.22%
Expense Ratio for the Year Ended March 31, 2011 (Gross/Net)	1.29%/1.15%

Since Inception††
Tributary Core Equity Fund -Institutional Plus Class	5.14%
Prospectus Expense Ratio (Gross/Net)†	1.10%/0.93%
Expense Ratio for the Period Ended March 31, 2011 (Gross/Net)	1.01%/0.85%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. Total return figures include change in share price, reinvestment of dividends and capital gains. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please visit our website at www.tributaryfunds.com.

(†)	The above expense ratios are from the Fund’s prospectus dated August 1, 2010. Net expense ratios are net of contractual waivers which are in effect from August 1, 2010 through July 31, 2011.
(††)	Commencement date for the Institutional Plus Class was December 17, 2010.
(*)	Returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns for certain periods reflect fee waivers and/or reimbursements in effect for that period; absent fee waivers and reimbursements, performance would have been lower.

The line chart assumes an initial investment of $10,000 made on March 31, 2001. Total return is based on net change in net asset value (“NAV”) assuming reinvestment of distributions. Returns shown include the reinvestment of all dividends and other distributions.

The performance of Institutional Plus Class will be different than Institutional Class based on differences in fees borne by each class.

The S&P 500 Index is an index of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

The Russell 1000 Value Index measures the performance of the large-cap value segment of the U.S. equity universe. It includes those Russell 1000 companies with lower price-to-book-value ratios and lower expected growth values.

The above referenced indices are unmangaged and do not reflect the deduction of fees or taxes associated with a mutual fund, such as investment management and fund accounting fees. Investors cannot invest directly in the indices.

9

ANNUAL REPORT 2011

LARGE CAP GROWTH FUND

Investment Objective

The Tributary Large Cap Growth Fund seeks long-term capital appreciation.

Manager Commentary

For the year ended March 31, 2011, the Tributary Large Cap Growth Fund returned 9.19% compared to 18.25% for the Russell 1000 Growth Index. Gains were generated by nearly all of the market indices over the past year. Generally speaking, small-cap companies outperformed their large-cap counterparts. Commodities and other economically sensitive instruments performed well. The fixed income markets also chalked up gains. The magnitude or even the breadth of these gains is not remarkable. What is noteworthy however, are the obstacles that were overcome to achieve these returns.

For most of the past year, economic growth was anemic. Attempts to stimulate the domestic economy were proving ineffective. Moreover, concern was growing over the record debt levels being created by these stimulus attempts. The housing markets were weak and consumer credit tight. The unemployment rate remained stubbornly high. Sovereign debt issues emerged to the forefront as Greece and Ireland were the recipients of emergency aid and were forced to implement sweeping austerity measures. A “flash crash”, occurring in May 2010, whereby the markets dropped precipitously only to recover much of that loss. Of recent, increased levels of tumult has reigned in the Middle East and North Africa, featuring regime change and other geopolitical reverberations. To go further, add in a massive natural disaster in Japan leading to an alarming nuclear crisis that has severely hindered the world’s third largest economy.

The above is hardly the typical backdrop for an enduring bull market. Many attribute the year’s success of the markets to the massive monetary easing policy implemented by the U.S. Federal Reserve (the “Fed”) in an effort to boost the economy and ultimately create jobs. Much of this liquidity found its way into the equity markets and served to propel demand and prices upward. The Fed implemented another round of quantitative easing designed to keep bond yields low and to encourage investors to accept greater investment risk in the form of corporate bonds or equities.

Domestic economic news, while not great, showed some promise. In particular, investors appear to be gaining confidence that the domestic economy may be self-sustaining. Fueling this confidence are corporate profits that have generally exceeded expectations. Investor confidence will be bolstered further should the economy prove adroit at navigating growth with $100 per barrel crude oil prices.

In general, the stocks in the index that performed best were those most exposed to the emerging recovery in the U.S. economy. Energy, benefitting from rising crude oil prices, was the best performing market sector. Other rising commodities led to strong advances by economically sensitive stocks in the industrial sector. The information technology sector struggled as some of its notable bellwether companies reported challenging quarters.

To the extent that the Fund was exposed to the best performing sectors in these time periods, our holdings were confined to companies with consistent, as opposed to cyclical, growth. As is our discipline, we refrained from holding the more economically sensitive companies that investors have favored this year.

Investors will likely fixate on many familiar issues for the remainder of 2011: the economic resiliency of the U.S., the European debt crisis and crude oil prices, to name a few. Unclear is whether the markets will be able to continue to thrive in the face of this uncertainty as they did in the first quarter. Working in the market’s favor should be a continued strong corporate profit environment.

It is far easier to discuss obstacles confronting the markets today than highlighting its tailwinds. The domestic economy certainly needs to top the list of concerns. Once the Fed ends its highly accommodative monetary policy in June, the economy will need to prove that it can sustain its tepid, but steady advance. Congress must also prove that they are taking the debt problems of Europe seriously and that they are taking steps to avoid such a crisis domestically. Crude oil prices exceeding $100 per barrel provide an economic headwind not only domestically, but threaten global growth rates. Other issues paramount for sustained global economic growth are the nuclear containment efforts of Japan and their ability to rebuild the world’s third largest economy following the horrific natural disaster.

Many of these factors are already factored into the market. In fact, should some of these concerns be not as dire as predicted, the market will likely rally. Most are expecting continued softening of the housing market. Even modest signs of strength will likely be a catalyst for building investor confidence. Should any signs of stability emerge from the Middle East or radiation containment in Japan, investor confidence should also build.

As the past year illustrates, it is difficult to accurately forecast macro events and even more difficult to predict the market’s reaction to such events. While Riverbridge Partners LLC (“Riv-erbridge”) remains keenly aware of short-term, macroeconomic factors, we focus on companies that are building their earnings power over long periods of time, typically greater than five years. Riverbridge is partial to companies possessing the ability to build their long-term earnings power in all market environments.

10

ANNUAL REPORT 2011

LARGE CAP GROWTH FUND

Return of a $10,000 Investment as of March 31, 2011

Portfolio Composition as of March 31, 2011

Percentage Based on Total Value of Investments

(Portfolio composition is subject to change)

Average Annual Total Return for the Year Ended March 31, 2011*

	l Year	Since Inception††
Tributary Large Cap Growth Fund -Institutional Class	9.19%	-1.00%
Russell 1000 Growth Index	18.25%	1.81%

Prospectus Expense Ratio (Gross/Net)†	1.53%/1.36%
Expense Ratio for the Year Ended March 31, 2011 (Gross/Net)	1.44%/1.26%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. Total return figures include change in share price, reinvestment of dividends and capital gains. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please visit our website at www.tributaryfunds.com.

(†)	The above expense ratios are from the Fund’s prospectus dated August 1, 2010. Net expense ratio is net of contractual waivers which are in effect from August 1, 2010 through July 31, 2011.
(††)	Since July 5, 2007. The Tributary Large Cap Growth Fund was initially offered on July 2, 2007, however, no shareholder activity occurred until July 5, 2007, which is the commencement of operations.
(*)	Returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns for certain periods reflect fee waivers and/or reimbursements in effect for that period; absent fee waivers and reimbursements, performance would have been lower.

The line chart assumes an initial investment of $10,000 made on July 5, 2007. Total return is based on net change in net asset value (“NAV”) assuming reinvestment of distributions. Returns shown include the reinvestment of all dividends and other distributions.

The Russell 1000 Growth Index measures the performance of the large-cap growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book-values ratios and higher forecasted growth values.

The above referenced index is unmanaged and does not reflect the deduction of fees or taxes associated with a mutual fund, such as investment management and fund accounting fees. Investors cannot invest directly in the index.

ANNUAL REPORT 2011

GROWTH OPPORTUNITIES FUND

Investment Objective

The Tributary Growth Opportunities Fund seeks long-term capital appreciation.

Manager Commentary

During the twelve months ended March 31, 2011, the U.S. economy transitioned from recovery to expansion. Real Gross Domestic Product (“GDP”) grew to a level that surpassed the peak levels achieved prior to the severe downturn suffered from late 2007 to early 2009. Corporate earnings, excluding financials, have now exceeded their previous best levels. While the initial recovery was somewhat disappointing, given the severity of the downturn, the pace of economic growth picked up as the year progressed. As the year came to a close, new job creation had risen to a level more consistent with sustained economic growth, adequate to absorb new entrants into the labor force as well as a slow reduction in the number of unemployed seeking work. These newly employed, and their paychecks, should provide solid support to rising consumer spending. Real estate, both residential and commercial, remains the most significant drag on the current expansion. A considerable overhang of excess, and distressed properties will remain an impediment to a recovery in the construction industry and will also act as an anchor on the value of an important asset on consumer and business balance sheets. One item on corporate balance sheets that has been growing steadily is cash. U.S. companies are in very good shape to begin returning cash to shareholders through dividends and share repurchases, or through mergers and acquisitions. As companies begin to put their cash to work, share prices should see continued strong demand. Another source of demand for stock is a growing reallocation away from bonds and into equity. This shift is likely to accelerate if interest rates continue to rise and bonds lose value. The rise in interest rates could become more substantial this year as the core consumer price index begins to rise at a rate above the U.S. Federal Reserve’s (the “Fed”) target range of 1% to 2%. Stock valuations are attractive for this point in the cycle. Share prices have risen less than earnings during the early part of this cycle, and stock prices remain well below the levels at the peak in 2007, while earnings are now climbing well above the levels achieved in 2007.

After the stock market bottomed in March of 2009, we saw a very strong rebound in share prices through March 2010. Then, during the first three months of the fiscal year beginning on April 1, 2010, stock prices corrected by more than 10%. Our growth at a reasonable price approach positioned the Fund well for this type of pullback, and the Fund outperformed the Russell Midcap Growth Index by 2.47% during this correction. The downturn in stock prices during this period gave us an opportunity to add positions in more cyclical sectors, given our belief that the U.S. was still early in an economic expansion that would last for a number of years, and carry sales and earnings well above previous peaks. As stock prices resumed their advance in July, the Fund fully participated in a very steady advance over the next nine months, finishing the fiscal year ended March

31, 2011 with a return of 32.54% compared to 26.60% for the Russell Midcap Growth Index and 15.65% for the S&P 500 Index.

The strongest sectors of the mid-cap market the last year were all cyclical industries: energy (31.9%), consumer discretionary (30.2%), industrials (29.4%), technology (28.9%) and materials (28.0%). The weakest, or perhaps less strong, sectors of the mid-cap market were the more defensive sectors: telecommunication services (14.9%), utilities (17.3%) and health care (18.9%). The Fund generated excess returns over its benchmarks primarily through strong security selection, focusing on those companies with superior growth prospects, but selling at reasonable valuations. Security selection for the Fund was particularly strong in health care, consumer discretionary, financials and energy. A small holding of cash was the most significant drag on relative performance, given the very low returns on cash and the high returns on stocks in the past year. Security selection in the telecommunication services and consumer staples industries trailed the benchmarks slightly.

Individual companies making a large contribution to relative performance included: Valeant Pharmaceuticals International Inc., NetFlix Inc., Chipotle Mexican Grill Inc., Cognizant Technology Solutions Corp. and Herbalife Ltd. Companies held in the Fund that imposed the greatest cost on relative returns included: Comtech Telecommunications Corp., Zoran Corp, Aeropostale Inc., Capella Education Co. and DeVry Inc.

The Fund is managed with a disciplined focus on the fundamental factors of sales, earnings and valuation, striving to achieve long-term growth while limiting the volatility of those returns. We will remain disciplined in the year ahead, seeking reasonably priced companies with superior growth characteristics and sound financial strength.

12

ANNUAL REPORT 2011

GROWTH OPPORTUNITIES FUND

Return of a $10,000 Investment as of March 31, 2011

Portfolio Composition as of March 31, 2011

Percenatge Based on Total Value of Investments

(Portfolio composition is subject to change)

Average Annual Total Return for the Year Ended March 31, 2011*

	l Year	5 Year	10 Year
Tributary Growth Opportunities Fund - Institutional Class	32.54%	6.37%	8.21%
Russell Midcap Growth Index	26.60%	4.93%	6.94%
S&P 500 Index	15.65%	2.62%	3.29%

Prospectus Expense Ratio (Gross/Net)†			1.36%/1.22%
Expense Ratio for the Year Ended March 31, 2011 (Gross/Net)			1.30%/1.16%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. Total return figures include change in share price, reinvestment of dividends and capital gains. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please visit our website at www.tributaryfunds.com.

(†)	The above expense ratios are from the Fund’s prospectus dated August 1, 2010. Net expense ratio is net of contractual waivers which are in effect from August 1, 2010 through July 31, 2011.
(*)	Returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns for certain periods reflect fee waivers and/or reimbursements in effect for that period; absent fee waivers and reimbursements, performance would have been lower.

The line chart assumes an initial investment of $10,000 made on March 31, 2001. Total return is based on net change in net asset value (“NAV”) assuming reinvestment of distributions. Returns shown include the reinvestment of all dividends and other distributions.

The Russell Midcap Growth Index measures the performance of the mid-cap growth segment of the U.S. equity universe. It includes those Russell Midcap Index companies with higher price-to-book-value ratios and higher forecasted growth values.

The Fund’s primary index is the Russell Midcap Growth Index, however to provide a broader market comparative we have also listed an additional index.

The S&P 500 Index is an index of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

The above referenced indices are unmanaged and do not reflect the deduction of fees or taxes associated with a mutual fund, such as investment management and fund accounting fees. Investors cannot invest directly in the indices.

13

ANNUAL REPORT 2011

SMALL COMPANY FUND

Investment Objective

The Tributary Small Company Fund seeks long-term capital appreciation.

Manager Commentary

For the year ended March 31, 2011 the Tributary Small Company Fund returned 24.83%, compared to 25.79% for the Russell 2000 Index and 20.63% for the Russell 2000 Value Index. The absolute returns are impressive, considering they followed a year (ended March 31, 2010) in which returns for the small-cap market were 62.76% as measured by the Russell 2000 Index.

Several themes driving small-cap market returns were evident over the last year. Within the small-cap market, larger capitalization companies outperformed smaller capitalization companies, higher valuations (price-to-earnings ratio, price-to-book ratio and price-to-sales ratio) outperformed lower valuations, companies with higher price volatility (beta) outperformed companies with lower price volatility, companies with higher profitability (return on equity and return on assets) outperformed lower profitability companies and companies with lower dividend yields outperformed. The top three performing sectors in the Russell 2000 Index during the trailing twelve months were energy (61%), information technology (44%) and materials (40%). The three weakest performing sectors in the Russell 2000 Index during the last twelve months were financials (13%), consumer discretionary (15%) and health care (18%).

On an economic sector basis, over the last twelve months the Fund’s strongest relative performance came from companies in the health care, consumer staples and consumer discretionary. The weakest sectors for the Fund were materials, information technology and financials. While it is our policy to keep cash in the Fund at low levels, the small amount held was a drag on performance relative to the Russell 2000 Index in a strong market.

As of March 31, 2011, the Fund held shares of sixty companies diversified across the major sectors of the market. Ten new companies were introduced into the Fund in the past twelve months and fourteen positions were eliminated.

Based on returns in the market over the last year, it would appear that investors no longer believe that the U.S. economy will relapse into a recessionary environment. Many economic indicators have improved, providing evidence that activity in the economy is picking up. For example, the unemployment rate has fallen from 9.7% on March 31, 2010 to 8.8% on March 31, 2011, capacity utilization has increased from just under 72.8% to approximately 77.4%, monthly industrial production was up between 4.5% and 7.8% on a year-over-year basis over the last year, U.S. Gross Domestic Product growth has been in the 1.7% to 3.7% range and consumer confidence has rebounded leading to strong retail sales growth over the last year.

However, other economic measures indicate possible issues on the horizon that will have to be dealt with. Unemployment, while trending down, still remains at a high level. The housing market remains depressed in many areas of the country and housing starts and building permits remain at low levels. The usage of “quantitative easing” programs by the U.S. Government has likely provided some short-term stimulus for the markets and helped to soften the effects of the recession. Removal or expiration of such programs could result in weaker economic activity and a pull back in the markets. Some argue that the downside to “quantitative easing” is that all the money being borrowed and/or printed could lead to future inflation. Related to inflation, commodity prices have been on the rise. The prices for oil, copper, corn, soybeans, wheat, cocoa, coffee and cotton all have had significant runs over the last year. Ultimately, the prices of the products we buy could be going up as manufacturers pass on the rising cost of these basic materials.

Since we cannot know for certain what lies ahead for the U.S. economy and the markets in the future, we focus on what we do have control and influence over: the Fund’s investment portfolio. We will continue to stick to a philosophy of identifying quality firms that we believe are temporarily priced below their long-term intrinsic value. We will purchase these businesses primarily on individual merit, maintaining a diversified portfolio across economic sectors. Over the long-term, we believe that owning higher quality businesses at reasonable prices will provide Fund shareholders an appropriate rate of return for the level of risk assumed.

14

ANNUAL REPORT 2011

SMALL COMPANY FUND

Return of a $10,000 Investment as of March 31, 2011

Portfolio Composition as of March 31, 2011

Percentage Based on Total Value of Investments

(Portfolio composition is subject to change)

Average Annual Total Return for the Year Ended March 31, 2011*

	1 Year	5 Year	10 Year
Tributary Small Company Fund - Institutional Class	24.83%	7.23%	9.66%
Russell 2000 Index	25.79%	3.35%	7.87%
Russell 2000 Value Index	20.63%	2.23%	9.01%

Prospectus Expense Ratio (Gross/Net)†	1.51%/1.37%
Expense Ratio for the Year Ended March 31, 2011 (Gross/Net)	1.41%/1.26%

Since Inception††
Tributary Small Company Fund - Institutional Plus Class	7.13%

Prospectus Expense Ratio (Gross/Net)†	1.26%/1.08%
Expense Ratio for the Period Ended March 31, 2011 (Gross/Net)	1.10%/0.93%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. Total return figures include change in share price, reinvestment of dividends and capital gains. The investment return and principal value will fluctuate so that an investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please visit our website at www.tributaryfunds.com.

(†)	The above expense ratios are from the Fund’s prospectus dated August 1, 2010. Net expense ratios are net of contractual waivers which are in effect from August 1, 2010 through July 31, 2011.
(††)	Commencement date for the Institutional Plus Class was December 17, 2010.
(*)	Returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns for certain periods reflect fee waivers and/or reimbursements in effect for that period; absent fee waivers and reimbursements, performance would have been lower.

The line chart assumes an initial investment of $10,000 made on March 31, 2001. Total return is based on net change in net asset value (“NAV”) assuming reinvestment of distributions. Returns shown include the reinvestment of all dividends and other distributions.

The performance of Institutional Plus Class will be different than Institutional Class based on differences in fees borne by the different classes.

The Russell 2000 Index measures the performance of the small-cap segment of the U.S. equity universe. The Russell 2000 Index is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2000 of the smallest securities based on a combination of their market cap and current index membership.

The Russell 2000 Value Index measures the performance of small-cap value segment of the U.S. equity universe. It includes those Russell 2000 companies with lower price-to-book-value ratios and lower forecasted growth values.

The above referenced indices are unmanaged and do not reflect the deduction of fees or taxes associated with a mutual fund, such as investment management and fund accounting fees. Investors cannot invest directly in the indices.

15

ANNUAL REPORT 2011

INTERNATIONAL EQUITY FUND

Investment Objective

The Tributary International Equity Fund seeks long-term capital appreciation.

Manager Commentary

For the year ended March 31, 2011, the Tributary International Equity Fund returned 8.97% compared to 10.90% for the Morgan Stanley Capital International (“MSCI”) Europe, Australasia and Far East (“EAFE”) Index.

The twelve month period ended March 2011 has been reassuring from a fundamental perspective with a solid economic performance around the globe, excellent growth in corporate profits and increasing signs of confidence in the corporate sector. Against this positive backdrop volatility has persisted however, driven primarily by the sovereign debt crisis in Europe but more recently from the political eruptions in the Middle East and North Africa (“MENA”), the resultant spike in the price of oil, as well as the powerful earthquake and deadly tsunami in Japan.

For the last fiscal year, international markets posted strong gains with the MSCI EAFE Index up 10.90%. Emerging markets posted double-digit gains (as measured by the MSCI Emerging Market Index) and outperformed their developed market counterparts. This is a trend that we believe will persist going forward and hence we continue to be comfortable with the Fund’s off-benchmark allocation to emerging markets. In addition, the double digit returns seen from the Eurozone (MSCI EMU Index, 11.41%, gross) and UK (MSCI UK, 13.59%, gross) markets is something we believe investors should not get comfortable with in the developed world as the government and consumer debt overhang are likely to moderate economic growth and corporate earnings for the foreseeable future. Despite a similar return pattern to Japan’s developed market up to the end of December 2010, the recent woes in Japan ensured that by the end of March its twelve month return was reduced (MSCI Japan, 1.60%, gross).

The Fund’s return lagged the benchmark by 1.93% for the period. Despite consistent performance throughout the year, the U.S. Federal Reserve’s (the “Fed”) second round of quantitative easing (“QEII”) announcement in November 2010 initiated a sharp low quality rally in markets, driven predominantly by higher beta and higher volatility names. It was during this period that the Fund’s performance struggled due to the lower beta nature of the portfolio and its commitment to high quality companies. Throughout the period however, the Fund has continued to deliver on our expectations in terms of delivering above average profit surprises, increased dividend payments and dividend growth as well as more aggressive use of corporate balance sheets particularly through mergers and acquisitions activity and buyback programs.

We remain constructive on equity markets and believe there is the potential for further upside over coming months. The key factors underpinning this view are as follows: the global growth background remains supportive; developed economies have gained economic traction and emerging markets remain very healthy; earnings growth remains very strong and reassuring; companies are willing to spend; despite gains to date, market valuations remain undemanding; while governments and consumers remain cash strapped, company cash levels are at record highs; and the greatest takeover boom in history could be ahead of us in coming quarters!

The key tactical challenge to the positive factors will be the rhetoric and expected actions of global central banks. From a global markets perspective it is the Fed in the U.S. that matters most as its actions dictate the short term market direction. As an example, look at the very strong markets that we saw during and after September 2010 when the Fed poured fuel on the fire with their new QEII.

To date the Fed remains concerned about solving the last downturn and some argue risking inflation or “bubbles” for the future. The Fed in its statements remains pragmatic and cites, for example, the debt deleveraging overhang on the economy, elevated levels of unemployment and the weak housing market. It generally dismisses concerns about inflation. Thus the Fed keeps rates low, its rhetoric is soothing and that, combined with excellent micro company fundamentals, has been a positive cocktail for the markets. These actions are in direct contrast to those of the European Central Bank (“ECB”) in Eurozone which seems intent on tackling the next downturn at an early stage before finding solutions to the fiscal crisis of a number of its member countries. In its April 2011 meeting, the ECB has raised rates and seems intent on further increases during the year. The key danger for global markets lies not so much in what the ECB does, but more so what the Fed does. It remains likely that the Fed won’t raise rates at all in 2011, but that’s not to say that they won’t start rowing back their QEII program and start talking about raising rates. That is likely to be a tricky phase for global equities during the second half of the year.

We remain actively focused on these and the many other issues that are driving markets and market volatility. Our central scenario remains constructive to risk assets clearly, but not blindingly so. Markets remain extremely volatile and we expect such volatility to remain, not least induced by surprise events such as the political unrest in the MENA region and the tragic events in Japan. In such a scenario, we remain convinced that themes such as focusing on corporate strength, strong cash flows and positive earnings momentum remain winning strategies. As earnings growth momentum fades we continue to emphasize dividends and dividend growth. We believe that dividends will constitute an increasing percentage of total return over coming quarters. We continue to believe that away from banks, central banks and governments, the corporate sector will compete for media headlines with their various actions geared at shareholder return, not least through mergers and acquisitions.

16

ANNUAL REPORT 2011

INTERNATIONAL EQUITY FUND

Return of a $10,000 Investment as of March 31, 2011

Country Weightings as of March 31, 2011

Percentage Based on Total Value of Investments

(Portfolio composition is subject to change)

Average Annual Total Return for the Year Ended March 31, 2011*

	1 Year	5 Year	Since Inception††
Tributary International Equity Fund Institutional Class	8.97%	-0.11%	5.45%
MSCI EAFE Index	10.90%	1.78%	7.40%

Prospectus Expense Ratio (Gross/Net)†	1.74%/1.54%
Expense Ratio for the Year Ended March 31, 2011 (Gross/Net)	1.60%/1.40%

Past performance does not guarantee future results. The performance data quoted represents past performance and current returns may be lower or higher. Total return figure include change in share price, reinvestment of dividends and capital gains. The investor’s shares, when redeemed may be worth more or less than the original cost. To obtain performance information current to the most recent month end, please visit our website at www.tributaryfunds.com.

(†)	The above expense ratios are from the Fund’s prospectus dated August 1, 2010. Net expense ratio is net of contractual waivers which are in effect from August 1, 2010 through July 31, 2011.
(††)	Commencement date is May 30, 2002.
(*)	Returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns for certain period reflect fee waivers and/or reimbursements in effect for that period; absent fee waivers and reimbursements, performance would have been lower.

The line chart assumes an initial investment of $10,000 made on May 30, 2002. Total return is based on net change in net asset value (“NAV”) assuming reinvestment of distributions. Returns shown include the reinvestment of all dividends and other distributions.

The Morgan Stanley Capital International Europe, Australasia and Far East (“MSCI EAFE”) Index is an arithmetic, market value-weighted average of the performance of over 900 securities listed on the stock exchanges of countries in Europe, Australia, and the Far East.

The above referenced index is unmanaged and does not reflect the deduction of fees or taxes associated with a mutual fund, such as investment management and fund accounting fees. Investors cannot invest directly in the index.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

SHORT-INTERMEDIATE BOND FUND

Principal Amount	Security Description	Value
Non-U.S. Government Agency Asset-Backed Securities - 21.5%
$331,491	AmeriCredit Automobile Receivables Trust (insured by FSA Assurance), 5.64%, 09/06/13	$331,720
76,074	Banc of America Commercial Mortgage Inc. REMIC, 5.00%, 10/10/45	76,559
315,000	Bayview Financial Acquisition Trust REMIC, 6.21%, 05/28/37 (a)	312,088
890,000	Bear Stearns Commercial Mortgage Securities Inc. REMIC, 5.53%, 09/11/41	935,707
348,010	Bear Stearns Commercial Mortgage Securities Inc. REMIC, 4.32%, 02/13/46	350,030
535,288	Chase Funding Mortgage Loan Asset- Backed Certificates REMIC, 4.60%, 01/25/15	539,014
388,535	Citimortgage Alternative Loan Trust REMIC, 5.25%, 03/25/21	383,616
323,962	Countrywide Alternative Loan Trust REMIC, 5.80%, 08/25/36 (a)	325,737
616,069	Countrywide Asset-Backed Certificates REMIC, 0.33%, 10/25/28 (a)	606,664
507,912	Countrywide Asset-Backed Certificates REMIC, 0.49%, 06/25/34 (a)	474,147
714,497	Countrywide Asset-Backed Certificates REMIC, 0.43%, 07/25/36 (a)	620,206
858,000	Countrywide Asset-Backed Certificates REMIC, 1.50%, 05/25/37 (a)	38,156
315,268	Credit Suisse First Boston Mortgage Securities Corp. REMIC, 5.00%, 08/25/20	311,469
580,000	First Union National Bank Commercial Mortgage REMIC, 6.67%, 12/12/33	593,754
800,000	GS Mortgage Securities Corp., 3.65%, 03/31/20 (b)	803,697
240,768	Home Equity Asset Trust REMIC, 0.36%, 07/25/37 (a)	234,775
399,477	LB-UBS Commercial Mortgage Trust REMIC, 6.37%, 12/15/28	400,514
850,000	LB-UBS Commercial Mortgage Trust REMIC, 6.30%, 11/15/33	867,839
437,372	MASTR Asset Securitization Trust REMIC, 5.25%, 11/25/35	430,125
326,881	Nationstar Home Equity Loan Trust REMIC, 0.31%, 06/25/37 (a)	321,741
307,902	Nomura Asset Acceptance Corp. REMIC, 6.00%, 03/25/47 (a)	172,227
436,657	Popular ABS Mortgage Pass-Through Trust REMIC, 4.61%, 05/25/35 (a)	444,144

Principal Amount	Security Description	Value
$ 147,423	Popular ABS Mortgage Pass-Through Trust REMIC, 4.62%, 05/25/35 (a)	$150,132
600,809	Preferred Term Securities XXIV Ltd., 0.61%, 03/22/37 (a) (b) (c)	378,510
736,051	Renaissance Home Equity Loan Trust REMIC, 4.50%, 08/25/35	733,931
447,894	Residential Accredit Loans Inc. REMIC, 5.50%, 01/25/34	451,546
131,388	Residential Accredit Loans Inc. REMIC, 6.00%, 10/25/34	132,709
385,983	Residential Accredit Loans Inc. REMIC, 5.50%, 02/25/35	361,174
532,527	Residential Asset Mortgage Products Inc. (insured by AMBAC Assurance Corp.) REMIC, 4.02%, 03/25/33	485,323
622,102	Residential Asset Securities Corp. REMIC, 5.96%, 09/25/31	599,137
246,807	Residential Asset Securities Corp. REMIC, 0.35%, 12/25/31 (a)	245,250
395,894	Residential Asset Securities Corp. REMIC, 3.87%, 05/25/33	386,359
454,251	Residential Asset Securities Corp. REMIC, 0.44%, 03/25/35 (a)	438,420
149,497	Structured Asset Securities Corp. REMIC, 5.50%, 07/25/33	149,445
231,324	Triad Auto Receivables Owner Trust (insured by AMBAC Assurance Corp.), 5.31%, 05/13/13	232,517
445,823	Wells Fargo Home Equity Trust REMIC, 0.39%, 07/25/36 (a)	402,782

Total Non-U.S. Government Agency Asset-Backed Securities (cost $15,268,404)		14,721,164

Corporate Bonds - 43.0%

Consumer Discretionary - 2.8%
505,000	Comcast Corp., 6.50%, 01/15/15	571,494
300,000	Hanesbrands Inc., 8.00%, 12/15/16	325,125
375,000	Mohawk Industries Inc., 6.88%, 01/15/16	402,188
585,000	Newell Rubbermaid Inc., 5.50%, 04/15/13	627,688

		1,926,495
Consumer Staples - 3.4%
423,000	Bottling Group LLC, 4.63%, 11/15/12	448,075
585,000	Church & Dwight Co. Inc., 3.35%, 12/15/15	586,497
548,000	Kellogg Co., 5.13%, 12/03/12	584,610
335,000	SUPERVALU Inc., 8.00%, 05/01/16	335,000
375,000	Wal-Mart Stores Inc., 5.00%, 04/05/12	390,650

		2,344,832

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

SHORT-INTERMEDIATE BOND FUND

Principal Amount	Security Description	Value
Energy - 1.8%
$615,000	ConocoPhillips, 4.60%, 01/15/15	$670,248
460,000	Enterprise Products Operating LLC, 9.75%, 01/31/14	551,198

		1,221,446
Financials - 23.2%
540,000	ACE INA Holdings Inc., 5.60%, 05/15/15	591,771
585,000	American Express Credit Corp., 7.30%, 08/20/13	654,126
450,000	American Honda Finance Corp., 2.66%, 06/29/11 (a) (b)	452,316
890,000	Bank of New York Mellon, 6.38%, 04/01/12	937,231
650,000	BB&T Corp., 6.50%, 08/01/11	662,313
600,000	Berkshire Hathaway Finance Corp., 5.00%, 08/15/13	649,243
615,000	Citigroup Inc., 6.50%, 08/19/13	672,413
300,000	Citigroup Inc., 4.75%, 05/19/15	314,461
720,000	General Electric Capital Corp., 0.57%, 09/15/14 (a)	710,726
620,000	Goldman Sachs Group Inc., 6.00%, 05/01/14	680,816
280,000	Hartford Financial Services Group Inc., 4.00%, 03/30/15	284,249
560,000	JPMorgan Chase & Co., 5.15%, 10/01/15	599,875
415,000	KeyBank NA, 5.80%, 07/01/14	453,229
1,525,000	KeyBank NA (guaranteed by FDIC), 3.20%, 06/15/12	1,574,930
410,000	Merrill Lynch & Co. Inc., 5.45%, 02/05/13	434,623
650,000	Metropolitan Life Global Funding I, 5.13%, 06/10/14 (b)	704,464
655,000	Morgan Stanley, 4.75%, 04/01/14	682,521
650,000	PNC Funding Corp., 0.50%, 01/31/14 (a)	645,007
615,000	Pricoa Global Funding I, 5.45%, 06/11/14 (b)	667,151
1,420,000	Regions Bank (guaranteed by FDIC), 3.25%, 12/09/11	1,449,066
495,000	Regions Financial Corp., 7.75%, 11/10/14	534,600
650,000	State Street Bank & Trust Co., 0.51%, 12/08/15 (a)	630,504
285,000	State Street Capital Trust III, 5.30% (callable at 100 beginning 03/15/13) (d)	285,371
650,000	Wells Fargo Bank NA, 0.52%, 05/16/16 (a)	620,032

		15,891,038

Principal Amount	Security Description	Value
Health Care - 0.8%
$580,000	Medtronic Inc., 1.50%, 04/15/11	$580,000

Industrials - 1.3%
475,000	Textron Inc., 6.20%, 03/15/15	518,415
325,000	Union Pacific Corp., 4.88%, 01/15/15	352,028

		870,443
Information Technology - 2.1%
525,000	CA Inc., 6.13%, 12/01/14	581,761
250,000	Hewlett-Packard Co., 2.95%, 08/15/12	256,912
520,000	International Business Machines Corp., 6.50%, 10/15/13	585,473

		1,424,146
Materials - 3.8%
495,000	Dow Chemical Co., 7.60%, 05/15/14	572,034
515,000	Mosaic Co., 7.63%, 12/01/16 (b)	556,200
335,000	Nalco Co., 8.25%, 05/15/17	365,988
480,000	Praxair Inc., 3.95%, 06/01/13	508,138
475,000	Rio Tinto Finance USA Ltd., 8.95%, 05/01/14	571,445

		2,573,805
Telecommunication Services - 1.0%
630,000	AT&T Inc., 5.10%, 09/15/14	688,940

Utilities - 2.8%
400,000	Dayton Power & Light Co., 5.13%, 10/01/13	435,755
416,000	PacifiCorp, 5.45%, 09/15/13	454,712
595,000	Public Service Co. of Colorado, 7.88%, 10/01/12 653,853
380,000	Wisconsin Energy Corp., 6.50%, 04/01/11	380,000

		1,924,320

Total Corporate Bonds (cost $28,257,415)		29,445,465

Government and Agency Obligations - 29.5%
GOVERNMENT SECURITIES - 21.6%
Federal Home Loan Mortgage Corp. - 1.6%
1,000,000	Federal Home Loan Mortgage Corp., 4.50%, 07/15/13 (e)	1,079,310

Municipals - 3.2%
380,000	City of Omaha, Nebraska, 2.40%, 12/01/16	362,159
205,000	Lincoln Nebraska Tax Allocation, Perot Systems Redevelopment Project, 3.25%, 11/01/12	208,754
165,000	Lincoln Nebraska Tax Allocation, Perot Systems Redevelopment Project, 4.25%, 11/01/14	170,013

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO lNVESTMENTS

March 31, 2011

SHORT-INTERMEDIATE BOND FUND

Shares or Principal Amount	Security Description	Value
$ 550,000	Nebraska Public Power District, Revenue, Series B, 4.14%, 01/01/13	$571,494
600,000	New York City Transitional Finance Authority, 3.02%, 02/01/16	599,922
325,000	State of Mississippi, 2.63%, 11/01/16	323,667

		2,236,009
Treasury Inflation Index Securities - 1.0%
655,449	U.S. Treasury Inflation Indexed Note, 0.50%, 04/15/15 (f)	680,336

U.S. Treasury Securities - 15.8%
3,000,000	U.S. Treasury Note, 1.75%, 11/15/11	3,028,593
1,800,000	U.S. Treasury Note, 2.75%, 10/31/13	1,878,046
5,360,000	U.S. Treasury Note, 2.63%, 12/31/14	5,549,272
365,000	U.S. Treasury Note, 2.38%, 03/31/16	367,538

		10,823,449
U.S. GOVERNMENT MORTGAGE-BACKED SECURITIES - 7.9%
Federal Home Loan Mortgage Corp. - 3.0%
845,031	Federal Home Loan Mortgage Corp. REMIC, 4.50%, 12/15/17	867,579
1,177,106	Federal Home Loan Mortgage Corp. REMIC, 4.00%, 03/15/20	1,216,993

		2,084,572
Federal National Mortgage Association - 4.9%
829,461	Federal National Mortgage Association REMIC, 4.50%, 11/25/23	871,286
1,292,815	Federal National Mortgage Association REMIC, 4.00%, 02/25/26	1,349,133
880,595	Federal National Mortgage Association REMIC, 5.50%, 11/25/34	922,063
1,357,685	Federal National Mortgage Association, Interest Only REMIC, 5.00%, 03/25/39	195,718

		3,338,200

Total Government and Agency Obligations (cost $20,098,517)		20,241,876

Preferred Stocks - 0.7%
550	US Bancorp, Series A (callable at 1,000 beginning on 04/15/11) (d)	467,505

Total Preferred Stocks (cost $564,328)		467,505

Exchange Traded Funds - 0.4%
3,383	iShares iBoxx High Yield Corporate Bond Fund	311,101

Total Exchange Traded Funds (cost $300,106)		311,101

Shares	Security Description	Value
Investment Company - 1.3%
88,140	Federated Institutional High-Yield Bond Fund	$887,567

Total Investment Company (cost $750,000)		887,567

Short Term Investments - 2.6%
Investment Company - 2.6%
1,782,866	Goldman Sachs Financial Square Funds, Treasury Obligations Fund, 0.01% (g)	1,782,866

Total Short Term Investments (cost $1,782,866)		1,782,866

Total Investments - 99.0% (cost $67,021,636)		67,857,544
Other assets in excess of liabilities - 1.0%		692,349

NET ASSETS - 100%		$68,549,893

(a)	Variable rate security. The rate reflected is the rate in effect at March 31, 2011.
(b)	Security is exempt from registration under Rule 144A of the Securities Act of 1933, as amended. The security may be resold in transactions exempt from registration, normally to qualified buyers. This security has been deemed liquid by the Fund’s investment adviser based on procedures approved by the Tributary Funds’ Board of Directors.
(c)	Security fair valued in good faith in accordance with the procedures established by the Tributary Funds’ Board of Directors. Good faith fair valued securities may be classified as Level 2 or Level 3 for Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurements and Disclosures” based on the applicable valuation inputs. See Security Valuation in the Notes to Financial Statements.
(d)	Perpetual maturity security. Interest rate is fixed until the first call date and variable thereafter.
(e)	This security is a direct debt of the agency and not collateralized by mortgages.
(f)	U.S. Treasury inflation indexed note, par amount is adjusted for inflation.
(g)	Dividend yield changes daily to reflect current market conditions. Rate was the quoted yield as of March 31, 2011.

AMBAC	AMBAC Indemnity Corp.
FDIC	Federal Deposit Insurance Corporation
FSA	Financial Security Assurance Inc.
REMIC	Real Estate Mortgage Investment Conduit

See accompanying notes to financial statements. 20

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

INCOME FUND

Principal Amount	Security Description	Value
Non-U.S. Government Agency Asset-Backed Securities - 24.4%
$ 1,348,000	Banc of America Commercial Mortgage Inc. REMIC, 5.37%, 09/10/47 (a)	$ 1,453,865
476,779	Bear Stearns Asset Backed Securities Trust REMIC, 5.00%, 10/25/33	472,303
1,000,000	Bear Stearns Commercial Mortgage Securities Inc. REMIC, 5.53%, 09/11/41	1,051,357
758,791	Citigroup Mortgage Loan Trust Inc. REMIC, 6.50%, 07/25/34	763,108
388,535	Citimortgage Alternative Loan Trust REMIC, 5.25%, 03/25/21	383,616
323,962	Countrywide Alternative Loan Trust REMIC, 5.80%, 08/25/36 (a)	325,737
273,652	Countrywide Asset-Backed Certificates REMIC, 0.49%, 06/25/34 (a)	255,460
448,074	Countrywide Asset-Backed Certificates REMIC, 0.43%, 07/25/36 (a)	388,943
1,075,000	Countrywide Asset-Backed Certificates REMIC, 1.50%, 05/25/37 (a)	47,806
315,268	Credit Suisse First Boston Mortgage Securities Corp. REMIC, 5.00%, 08/25/20	311,469
331,835	Credit Suisse First Boston Mortgage Securities Corp. REMIC, 5.75%, 04/25/33	341,973
635,000	First Union National Bank Commercial Mortgage REMIC, 6.67%, 12/12/33	650,058
575,000	GS Mortgage Securities Corp., 3.65%, 03/31/20 (b)	577,657
210,874	Home Equity Asset Trust REMIC, 0.36%, 07/25/37 (a)	205,625
550,695	LB-UBS Commercial Mortgage Trust REMIC, 6.37%, 12/15/28	552,125
1,234,000	LB-UBS Commercial Mortgage Trust REMIC, 6.30%, 11/15/33	1,259,898
403,728	MASTR Asset Securitization Trust REMIC, 5.25%, 11/25/35	397,038
333,561	Nomura Asset Acceptance Corp. REMIC, 6.00%, 03/25/47 (a)	186,580
1,013,018	Preferred Term Securities XXI Ltd., 0.96%, 03/22/38 (a) (b) (c) (d)	126,627
619,732	Preferred Term Securities XXIV Ltd., 0.61%, 03/22/37 (a) (b) (c)	390,431
468,715	Residential Accredit Loans Inc. REMIC, 5.50%, 01/25/34	472,537
648,830	Residential Accredit Loans Inc. REMIC, 6.00%, 10/25/34	655,354
260,014	Residential Accredit Loans Inc. REMIC, 5.50%, 02/25/35	243,301

Principal Amount	Security Description	Value
$ 684,021	Residential Asset Mortgage Products Inc. (insured by AMBAC Assurance Corp.) REMIC, 4.02%, 03/25/33	$623,389
522,566	Residential Asset Securities Corp. REMIC, 5.96%, 09/25/31	503,275
164,282	Structured Asset Securities Corp. REMIC, 5.50%, 07/25/33	164,225
499,101	Structured Asset Securities Corp. (insured by MBIA Assurance Corp.) REMIC, 5.30%, 09/25/33	496,973
231,324	Triad Auto Receivables Owner Trust (insured by AMBAC Assurance Corp.), 5.31%, 05/13/13	232,517
267,329	Wells Fargo Home Equity Trust REMIC, 0.39%, 07/25/36 (a)	241,521

Total Non-U.S. Government Agency Asset- Backed Securities (cost $14,988,181)		13,774,768

Corporate Bonds - 23.4%
Consumer Discretionary - 2.1%
310,000	Comcast Corp., 6.50%, 01/15/17	353,014
200,000	Hanesbrands Inc., 8.00%, 12/15/16	216,750
325,000	Mohawk Industries Inc., 6.88%, 01/15/16	348,563
295,000	Newell Rubbermaid Inc., 4.70%, 08/15/20	291,138

		1,209,465
Consumer Staples - 1.3%
245,000	Church & Dwight Co. Inc., 3.35%, 12/15/15	245,627
285,000	PepsiCo Inc., 7.90%, 11/01/18	361,740
165,000	SUPERVALU Inc., 8.00%, 05/01/16	165,000

		772,367
Energy - 1.3%
335,000	Enterprise Products Operating LLC, 6.30%, 09/15/17	377,697
270,000	Tosco Corp., 8.13%, 02/15/30	345,042

		722,739
Financials - 11.3%
340,000	American Express Co., 6.80%, 09/01/66 (a)	346,800
325,000	Chubb Corp., 6.80%, 11/15/31	364,182
300,000	Citigroup Inc., 6.50%, 08/19/13	328,006
185,000	Citigroup Inc., 8.50%, 05/22/19	228,267
390,000	General Electric Capital Corp., 0.49%, 01/08/16 (a)	375,111
335,000	Goldman Sachs Capital I, 6.35%, 02/15/34	321,906
335,000	Goldman Sachs Group Inc., 6.25%, 09/01/17	366,800

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

INCOME FUND

Principal Amount	Security Description	Value
$ 150,000	Hartford Financial Services Group Inc., 4.00%, 03/30/15	$152,276
325,000	JPMorgan Chase Capital XXV, 6.80%, 10/01/37	326,669
285,000	KeyBank NA, 5.80%, 07/01/14	311,254
320,000	Merrill Lynch & Co. Inc., 5.00%, 01/15/15	338,545
310,000	Metropolitan Life Global Funding I, 5.13%, 06/10/14 (b)	335,975
350,000	Morgan Stanley, 4.75%, 04/01/14	364,706
375,000	PNC Funding Corp., 0.50%, 01/31/14 (a)	372,120
285,000	Prudential Financial Inc., 7.38%, 06/15/19	334,623
250,000	Regions Financial Corp., 7.75%, 11/10/14	270,000
375,000	State Street Bank & Trust Co., 0.51%, 12/08/15 (a)	363,752
185,000	State Street Capital Trust III, 5.30% (callable at 100 beginning 03/15/13) (e)	185,240
353,000	UBS Preferred Funding Trust V, 6.24% (callable at 100 beginning 05/15/16) (e)	348,587
305,000	Wachovia Bank NA, 6.60%, 01/15/38	342,617

		6,377,436
Industrials - 1.7%
400,000	Pitney Bowes Inc., 5.25%, 01/15/37	407,009
275,000	Textron Inc., 6.20%, 03/15/15	300,135
220,000	Union Pacific Corp., 5.70%, 08/15/18	246,323

		953,467
Information Technology - 1.3%
320,000	CA Inc., 6.13%, 12/01/14	354,597
300,000	International Business Machines Corp., 7.00%, 10/30/25	369,665

		724,262
Materials - 2.0%
290,000	Martin Marietta Materials Inc., 6.60%, 04/15/18	317,948
270,000	Mosaic Co., 7.63%, 12/01/16 (b)	291,600
165,000	Nalco Co., 8.25%, 05/15/17	180,262
295,000	Rio Tinto Finance USA Ltd., 8.95%, 05/01/14	354,898

		1,144,708
Telecommunication Services - 0.6%
320,000	AT&T Inc., 5.50%, 02/01/18	349,310

Utilities - 1.8%
315,000	Alabama Power Co., 5.50%, 10/15/17	351,848
300,000	Dayton Power & Light Co., 5.13%, 10/01/13	326,816

Principal Amount	Security Description	Value
$ 300,000	PacifiCorp, 6.25%, 10/15/37	$331,742

		1,010,406

Total Corporate Bonds (cost $12,541,587)		13,264,160

Government and Agency Obligations - 47.2%
GOVERNMENT SECURITIES - 17.7%
Municipals - 2.4%
335,000	Nebraska Public Power District, RB, Series B, 4.85%, 01/01/14	357,907
225,000	New York City, New York, Water Finance Authority & Sewer Revenue, 5.72%, 06/15/42	222,622
215,000	State of Connecticut, Public Improvements, 4.95%, 12/01/20	229,579
215,000	State of Connecticut, Public Improvements, 5.63%, 12/01/29	214,579
350,000	University of Nebraska, RB, Series B, 5.70%, 07/01/29	344,158

		1,368,845
Treasury Inflation Index Securities - 1.7%
381,075	U.S. Treasury Inflation Indexed Note, 0.50%, 04/15/15 (f)	395,544
256,432	U.S. Treasury Inflation Indexed Note, 2.13%, 01/15/19 (f)	286,143
290,384	U.S. Treasury Inflation Indexed Note, 2.13%, 02/15/40 (f)	307,058

		988,745
U.S. Treasury Securities - 13.6%
2,750,000	U.S. Treasury Bond, 4.38%, 11/15/39	2,690,273
1,450,000	U.S. Treasury Note, 3.50%, 02/15/18	1,509,473
3,425,000	U.S. Treasury Note, 3.63%, 02/15/21	3,473,700

		7,673,446
U.S. GOVERNMENT MORTGAGE-BACKED SECURITIES - 29.5%
Federal Home Loan Mortgage Corp. - 12.8%
1,090,000	Federal Home Loan Mortgage Corp. REMIC, 4.50%, 04/15/19	1,164,562
1,244,000	Federal Home Loan Mortgage Corp. REMIC, 4.50%, 06/15/21	1,302,154
2,030,000	Federal Home Loan Mortgage Corp. REMIC, 5.00%, 02/15/29	2,087,260
541,308	Federal Home Loan Mortgage Corp. REMIC, 5.50%, 08/15/29	550,183
2,045,153	Federal Home Loan Mortgage Corp., 4.50%, 11/01/30	2,113,915

		7,218,074
Federal National Mortgage Association - 16.7%
401,430	Federal National Mortgage Association, 5.50%, 11/01/16	435,403

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO lNVESTMENTS

March 31, 2011

INCOME FUND

Shares or Principal Amount	Security Description	Value
$ 101,564	Federal National Mortgage Association, 4.50%, 12/01/18	$107,543
1,315,000	Federal National Mortgage Association REMIC, 4.00%, 02/25/19	1,377,195
272,545	Federal National Mortgage Association REMIC, 5.00%, 07/25/19	277,338
879,296	Federal National Mortgage Association, 7.50%, 08/01/22	1,020,398
1,334,928	Federal National Mortgage Association, 4.00%, 06/01/24	1,374,142
332,857	Federal National Mortgage Association REMIC, 5.50%, 12/25/32	343,383
212,995	Federal National Mortgage Association, 5.00%, 08/01/34	224,600
1,370,000	Federal National Mortgage Association REMIC, 5.50%, 08/25/34	1,495,359
295,613	Federal National Mortgage Association, 5.50%, 08/01/37	317,952
1,015,167	Federal National Mortgage Association, 6.00%, 09/01/38	1,110,863
1,133,444	Federal National Mortgage Association, 4.50%, 01/01/40	1,161,103
2,041,439	Federal National Mortgage Association, Interest Only REMIC, 4.50%, 03/25/38	223,082

		9,468,361

Total Government and Agency Obligations (cost $26,223,300)		26,717,471

Preferred Stocks - 0.9%
580	US Bancorp, Series A (callable at 1,000 beginning on 04/15/11) (e)	493,006

Total Preferred Stocks (cost $595,666)		493,006

Exchange Traded Funds - 0.8%
5,047	iShares iBoxx High Yield Corporate Bond Fund	464,122

Total Exchange Traded Funds (cost $436,132)		464,122

Investment Company - 1.6%
88,140	Federated Institutional High-Yield Bond Fund	887,567

Total Investment Company (cost $750,000)		887,567

Shares	Security Description	Value
Short Term Investments - 1.1%
Investment Company - 1.1%
620,244	Goldman Sachs Financial Square Funds, Treasury Obligations Fund, 0.01% (g)	$620,244

Total Short Term Investments (cost $620,244)		620,244

Total Investments - 99.4% (cost $56,155,110)		56,221,338
Other assets in excess of liabilities - 0.6%		320,473

NET ASSETS - 100%		$56,541,811

(a)	Variable rate security. The rate reflected is the rate in effect at March 31, 2011.
(b)	Security is exempt from registration under Rule 144A of the Securities Act of 1933, as amended. The security may be resold in transactions exempt from registration, normally to qualified buyers. This security has been deemed liquid by the Fund’s investment adviser based on procedures approved by the Tributary Funds’ Board of Directors.
(c)	Security fair valued in good faith in accordance with the procedures established by the Tributary Funds’ Board of Directors. Good faith fair valued securities may be classified as Level 2 or Level 3 for Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurements and Disclosures” based on the applicable valuation inputs. See Security Valuation in the Notes to Financial Statements.
(d)	Non-income producing security.
(e)	Perpetual maturity security. Interest rate is fixed until the first call date and variable thereafter.
(f)	U.S. Treasury inflation indexed note, par amount is adjusted for inflation.
(g)	Dividend yield changes daily to reflect current market conditions. Rate was the quoted yield as of March 31, 2011.

AMBAC MBIA RB REMIC	AMBAC Indemnity Corp. Municipal Bond Investors Assurance Revenue Bond Real Estate Mortgage Investment Conduit

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

BALANCED FUND

Shares	Security Description	Value
Common Stocks - 66.7%
Consumer Discretionary - 8.6%
5,200	BorgWarner Inc. (a)	$414,388
1,550	Chipotle Mexican Grill Inc. - Class A (a)	422,174
17,600	Comcast Corp. - Class A	435,072
6,400	Guess? Inc.	251,840
4,500	McDonald’s Corp.	342,405
1,300	NetFlix Inc. (a)	308,529
7,200	Nordstrom Inc.	323,136
6,700	Tempur-Pedic International Inc. (a)	339,422
5,900	Ulta Salon Cosmetics & Fragrance Inc. (a)	283,967
1,500	Wynn Resorts Ltd.	190,875

		3,311,808
Consumer Staples - 6.4%
5,600	Church & Dwight Co. Inc.	444,304
5,100	Colgate-Palmolive Co.	411,876
6,000	Herbalife Ltd.	488,160
10,500	Kraft Foods Inc. - Class A	329,280
4,500	PepsiCo Inc.	289,845
6,000	PriceSmart Inc.	219,840
4,300	Ralcorp Holdings Inc. (a)	294,249

		2,477,554
Energy - 9.0%
3,800	Apache Corp.	497,496
1,900	CARBO Ceramics Inc.	268,128
6,400	Exxon Mobil Corp.	538,432
4,600	Helmerich & Payne Inc.	315,974
4,100	Noble Energy Inc.	396,265
5,600	Occidental Petroleum Corp.	585,144
6,000	Peabody Energy Corp.	431,760
4,800	Schlumberger Ltd.	447,648

		3,480,847
Financials - 8.1%
5,800	ACE Ltd.	375,260
3,900	Affiliated Managers Group Inc. (a)	426,543
6,200	AFLAC Inc.	327,236
1,800	BlackRock Inc.	361,818
4,800	Credit Acceptance Corp. (a)	340,608
7,000	HCC Insurance Holdings Inc.	219,170
9,900	JPMorgan Chase & Co.	456,390
6,000	State Street Corp.	269,640
12,900	U.S. Bancorp	340,947

		3,117,612
Health Care - 8.3%
6,000	Abbott Laboratories	294,300
5,000	Biogen Idec Inc. (a)	366,950
5,500	Catalyst Health Solutions Inc. (a)	307,615
3,800	Cerner Corp. (a)	422,560
3,900	Medco Health Solutions Inc. (a)	219,024

Shares	Security Description	Value
5,900	Medidata Solutions Inc. (a)	$150,863
11,100	PSS World Medical Inc. (a)	301,365
3,200	Stryker Corp.	194,560
6,200	Thermo Fisher Scientific Inc. (a)	344,410
11,966	Valeant Pharmaceuticals International Inc.	596,026

		3,197,673
Industrials - 8.3%
3,900	3M Co.	364,650
6,000	AGCO Corp. (a)	329,820
6,500	Emerson Electric Co.	379,795
14,300	General Electric Co.	286,715
3,700	Joy Global Inc.	365,597
4,600	Norfolk Southern Corp.	318,642
6,900	Pall Corp.	397,509
4,000	Parker Hannifin Corp.	378,720
4,500	Roper Industries Inc.	389,070

		3,210,518
Information Technology - 12.9%
10,500	Adobe Systems Inc. (a)	348,180
4,500	Akamai Technologies Inc. (a)	171,000
1,600	Apple Inc. (a)	557,520
5,600	Citrix Systems Inc. (a)	411,376
6,500	Cognizant Technology Solutions Corp. - Class A (a)	529,100
2,500	Equinix Inc. (a)	227,750
3,000	Factset Research Systems Inc.	314,190
8,100	Hewlett-Packard Co.	331,857
15,000	Intel Corp.	302,550
1,000	MasterCard Inc. - Class A	251,720
13,000	Mentor Graphics Corp. (a)	190,190
10,800	Microsoft Corp.	273,888
15,000	Oracle Corp.	500,550
9,000	SRA International Inc. - Class A (a)	255,240
9,300	Texas Instruments Inc.	321,408

		4,986,519
Materials - 3.1%
3,200	Agrium Inc.	295,232
2,600	Cliffs Natural Resources Inc.	255,528
3,400	Praxair Inc.	345,440
4,600	Sigma-Aldrich Corp.	292,744

		1,188,944
Telecommunication Services - 0.8%
15,000	Partner Communications Co. Ltd. - ADR	285,150

Utilities - 1.2%
4,200	NextEra Energy Inc.	231,504

See accompanying notes to financial statements.
24

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

BALANCED FUND

Shares or Principal Amount	Security Description	Value
5,400	PG&E Corp.	$238,572

		470,076

Total Common Stocks (cost $17,002,110)		25,726,701

Corporate Bonds - 16.7%
Consumer Discretionary - 1.4%
$500,000	Home Depot Inc., 5.40%, 03/01/16	552,905

Consumer Staples - 0.8%
300,000	WM Wrigley Jr. Co., 2.45%, 06/28/12 (b)	301,019

Energy - 1.6%
300,000	BP Capital Markets Plc, 3.63%, 05/08/14	311,582
300,000	Shell International Finance BV, 3.25%, 09/22/15	309,690

		621,272
Financials - 9.9%
400,000	American Express Credit Co., 5.88%, 05/02/13	431,882
500,000	Bank of America NA, 6.00%, 06/15/16	528,076
500,000	Commonwealth Bank of Australia, 5.00%, 04/13/20 (c) (d)	485,156
300,000	General Electric Capital Corp., 5.63%, 09/15/17	325,538
400,000	Goldman Sachs Group Inc., 3.63%, 08/01/12	412,504
500,000	KeyCorp, 6.50%, 05/14/13	544,970
250,000	Regions Bank, 7.50%, 05/15/18	264,263
300,000	Vornado Realty Trust, 4.25%, 04/01/15	307,184
500,000	Wachovia Corp., 5.25%, 08/01/14	534,735

		3,834,308
Industrials - 1.4%
500,000	Harley-Davidson Funding Corp., 6.80%, 06/15/18 (b)	548,902

Telecommunication Services - 0.9%
300,000	Verizon Communications Inc., 4.90%, 09/15/15	327,056

Utilities - 0.7%
250,000	Exelon Generation Co. LLC, 5.20%, 10/01/19	253,354

Total Corporate Bonds (cost $6,131,823)		6,438,816

Principal Amount	Security Description	Value
Government and Agency Obligations - 11.6%
GOVERNMENT SECURITIES - 11.6%
Municipals - 9.6%
$250,000	Aurora Illinois, GO, Series A, 4.25%, 12/30/17	$256,070
250,000	City of Industry California, Sales Tax Revenue, 7.00%, 01/01/21	258,635
300,000	County of St. Charles Missouri (Insured by MBIA Insurance Corp), Sales Tax Revenue, 5.16%, 10/01/20	305,904
190,000	Denver City & County Board of Water Commission, Water Revenue, Series A, 5.00%, 12/15/19	193,420
100,000	Florida State Board of Education, Lottery Revenue, 5.19%, 07/01/19	104,117
265,000	Hamden Connecticut, GO, Series B, 5.38%, 08/15/22	273,019
195,000	Kansas Development Finance Authority, Kansas Project Revenue, Series N, 5.20%, 11/01/19	209,732
300,000	Metro Wastewater Reclamation District, Sewer Revenue, Series B, 5.02%, 04/01/20	310,437
200,000	New Orleans, Louisiana, Public Improvements, Series A, 7.20%, 12/01/19	208,530
205,000	Northern Illinois Municipal Power Agency, Power Project Revenue, 5.69%, 01/01/17	212,153
200,000	Parker Colorado, Series A, 5.30%, 11/01/18	204,930
200,000	Reeves County Texas, Correctional Facilities, 7.40%, 12/01/17	206,340
200,000	Santa Monica Community College District, Series A, 5.73%, 08/01/24	204,686
350,000	State of California, University Revenue Bonds, 5.45%, 11/01/22	361,452
280,000	Tulsa Airports Improvement Trust, Airport & Marina Revenue, Series B, 6.50%, 06/01/21	287,862
100,000	Vista Community Development Commission California, 7.61%, 09/01/21	102,191

		3,699,478
Treasury Inflation Index Securities - 2.0%
317,780	U.S. Treasury Inflation Indexed Note, 2.38%, 01/15/17 (e)	358,124

See accompanying notes to financial statements.
25

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

BALANCED FUND

Shares or Principal Amount	Security Description	Value
417,540	U.S. Treasury Inflation Indexed Note, 1.38%, 01/15/20 (e)	$437,797

		795,921
Total Government and Agency Obligations (cost $4,358,349)		4,495,399

Short Term Investments - 5.0%
Investment Company - 5.0%
1,929,483	Goldman Sachs Financial Square Funds, Treasury Obligations Fund, 0.01% (f)	1,929,483

Total Short Term Investments (cost $1,929,483)		1,929,483

Total Investments - 100.0% (cost $29,421,765)		38,590,399
Other assets in excess of liabilities - 0.0%		1,084

NET ASSETS - 100%		$38,591,483

(a)	Non-income producing security.
(b)	Security is exempt from registration under Rule 144A of the Securities Act of 1933, as amended. The security may be resold in transactions exempt from registration, normally to qualified buyers. This security has been deemed liquid by the Fund’s investment adviser based on procedures approved by the Tributary Funds’ Board of Directors.
(c)	Security is exempt from registration under Rule 144A of the Securities Act of 1933, as amended. The security may be resold in transactions exempt from registration, normally to qualified buyers. The security is considered illiquid according to the policies and procedures approved by the Tributary Funds’ Board of Directors. The total value of illiquid securities in the Fund was 1.3% of net assets.
(d)	Variable rate security. The rate reflected is the rate in effect at March 31, 2011.
(e)	U.S. Treasury inflation indexed note, par amount is adjusted for inflation.
(f)	Dividend yield changes daily to reflect current market conditions. Rate was the quoted yield as of March 31, 2011.

ADR	American Depositary Receipt
GO	General Obligation
MBIA	Municipal Bond Investors Assurance

See accompanying notes to financial statements.
26

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

CORE EQUITY FUND

Shares	Security Description	Value
Common Stocks - 96.5%
Consumer Discretionary - 9.5%
126,600	Best Buy Co. Inc.	$3,635,952
313,900	Comcast Corp. - Class A	7,759,608
114,050	Home Depot Inc.	4,226,693
222,050	International Game Technology	3,603,872
79,425	Kohl’s Corp.	4,212,702
59,450	Mohawk Industries Inc. (a)	3,635,367

		27,074,194
Consumer Staples - 10.0%
114,825	HJ Heinz Co.	5,605,756
60,800	Kimberly-Clark Corp.	3,968,416
129,800	PepsiCo Inc.	8,360,418
62,000	Philip Morris International Inc.	4,069,060
103,200	Procter & Gamble Co.	6,357,120

		28,360,770
Energy - 13.4%
40,875	Apache Corp.	5,351,355
125,175	Chevron Corp.	13,447,550
118,100	Exxon Mobil Corp.	9,935,753
51,900	Peabody Energy Corp.	3,734,724
58,875	Schlumberger Ltd.	5,490,683

		37,960,065
Financials - 15.0%
84,200	AFLAC Inc.	4,444,076
325,400	Bank of America Corp.	4,337,582
105,700	BB&T Corp.	2,901,465
27,400	BlackRock Inc.	5,507,674
32,600	Goldman Sachs Group Inc.	5,166,122
159,900	JPMorgan Chase & Co.	7,371,390
152,100	MetLife Inc.	6,803,433
138,600	State Street Corp.	6,228,684

		42,760,426
Health Care - 11.3%
163,400	Abbott Laboratories	8,014,770
76,400	Amgen Inc. (a)	4,083,580
181,000	Medtronic Inc.	7,122,350
135,900	Novartis AG - ADR	7,386,165
96,600	Quest Diagnostics Inc.	5,575,752

		32,182,617
Industrials - 11.6%
82,900	3M Co.	7,751,150
109,400	Emerson Electric Co.	6,392,242
35,400	Flowserve Corp.	4,559,520
465,800	General Electric Co.	9,339,290
95,800	Jacobs Engineering Group Inc. (a)	4,926,994

		32,969,196
Information Technology - 18.6%
67,400	Adobe Systems Inc. (a)	2,234,984
307,600	Applied Materials Inc.	4,804,712

	Security
Shares	Description	Value
160,425	Avnet Inc. (a)	$5,468,888
225,400	Cisco Systems Inc.	3,865,610
170,300	Hewlett-Packard Co.	6,977,191
35,100	International Business Machines Corp.	5,723,757
256,900	Microsoft Corp.	6,514,984
184,700	Oracle Corp.	6,163,439
132,600	Texas Instruments Inc.	4,582,656
308,500	Western Union Co.	6,407,545

		52,743,766
Materials - 3.9%
84,900	Air Products & Chemicals Inc.	7,656,282
50,400	Allegheny Technologies Inc.	3,413,088

		11,069,370
Utilities - 3.2%
222,150	AES Corp. (a)	2,887,950
68,600	PG&E Corp.	3,030,748
86,400	Southern Co.	3,292,704
		9,211,402

Total Common Stocks (cost $240,718,989)		274,331,806
Short Term Investments - 3.0%
Investment Company - 3.0%
8,354,134	Goldman Sachs Financial Square Funds, Treasury Obligations Fund, 0.01% (b)	8,354,134

Total Short Term Investments (cost $8,354,134)		8,354,134

Total Investments - 99.5% (cost $249,073,123)		282,685,940
Other assets in excess of liabilities - 0.5%		1,539,310

NET ASSETS - 100%		$284,225,250

(a)	Non-income producing security.
(b)	Dividend yield changes daily to reflect current market conditions. Rate was the quoted yield as of March 31, 2011.

ADR	American Depositary Receipt

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

LARGE CAP GROWTH FUND

Shares	Security Description	Value
Common Stocks - 97.5%
Consumer Discretionary - 13.2%
67,685	Johnson Controls Inc.	$2,813,665
106,900	Staples Inc.	2,075,998
118,600	Starbucks Corp.	4,382,270
50,700	Target Corp.	2,535,507

		11,807,440
Consumer Staples - 17.0%
23,800	Colgate-Palmolive Co.	1,922,088
53,050	PepsiCo Inc.	3,416,950
31,500	Procter & Gamble Co.	1,940,400
88,400	Safeway Inc.	2,080,936
38,495	Wal-Mart Stores Inc.	2,003,665
58,510	Whole Foods Market Inc.	3,855,809

		15,219,848
Energy - 6.4%
40,450	Schlumberger Ltd.	3,772,367
43,800	Suncor Energy Inc.	1,963,992

		5,736,359
Financials - 2.6%
130,875	Charles Schwab Corp.	2,359,676

Health Care - 8.9%
38,900	Johnson & Johnson	2,304,825
25,405	Medtronic Inc.	999,687
57,700	Roche Holding AG - ADR	2,074,315
57,700	UnitedHealth Group Inc.	2,608,040

		7,986,867
Industrials - 10.3%
33,050	3M Co.	3,090,175
21,500	FedEx Corp.	2,011,325
49,995	Illinois Tool Works Inc.	2,685,731
45,700	Koninklijke Philips Electronics NV - NYS	1,470,169

		9,257,400
Information Technology - 32.2%
60,700	Adobe Systems Inc. (a)	2,012,812
151,660	Cisco Systems Inc.	2,600,969
118,400	Dell Inc. (a)	1,717,984
47,730	Fiserv Inc. (a)	2,993,626
4,000	Google Inc. - Class A (a)	2,344,840
80,000	Hewlett-Packard Co.	3,277,600
95,155	Intel Corp.	1,919,276
65,300	Linear Technology Corp.	2,196,039
118,075	Microsoft Corp.	2,994,382
72,300	Paychex Inc.	2,267,328
110,090	Symantec Corp. (a)	2,041,069
30,180	VMware Inc. - Class A (a)	2,460,877

		28,826,802

Shares	Security Description	Value
Materials - 6.9%
57,380	Ecolab Inc.	$2,927,528
32,275	Praxair Inc.	3,279,140

		6,206,668

Total Common Stocks (cost $69,838,176)		87,401,060

Short Term Investments - 2.4%
Investment Company - 2.4%
2,140,441	Goldman Sachs Financial Square Funds, Prime Obligations Fund, 0.18% (b)	2,140,441

Total Short Term Investments (cost $2,140,441)		2,140,441

Total Investments - 99.9% (cost $71,978,617)		89,541,501
Other assets in excess of liabilities - 0.1%		105,924

NET ASSETS - 100%		$89,647,425

(a)	Non-income producing security.
(b)	Dividend yield changes daily to reflect current market conditions. Rate was the quoted yield as of March 31, 2011.

ADR	American Depositary Receipt
NYS	New York Shares

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

GROWTH OPPORTUNITIES FUND

Shares	Security Description	Value
Common Stocks - 94.8%
Consumer Discretionary - 19.3%
26,000	BorgWarner Inc. (a)	$2,071,940
15,000	Capella Education Co. (a)	746,850
90,000	Chico’s FAS Inc.	1,341,000
5,000	Chipotle Mexican Grill Inc. - Class A (a)	1,361,850
30,000	Coach Inc.	1,561,200
21,000	DeVry Inc.	1,156,470
43,000	GameStop Corp. - Class A (a)	968,360
30,400	Guess? Inc.	1,196,240
34,000	HanesBrands Inc. (a)	919,360
5,000	NetFlix Inc. (a)	1,186,650
30,000	Nordstrom Inc.	1,346,400
9,000	Panera Bread Co. - Class A (a)	1,143,000
21,000	Sotheby’s	1,104,600
34,400	Tempur-Pedic International Inc. (a)	1,742,704
12,000	Tenneco Inc. (a)	509,400
12,000	Ulta Salon Cosmetics & Fragrance Inc. (a)	577,560
25,000	Wolverine World Wide Inc.	932,000
6,000	Wynn Resorts Ltd.	763,500

		20,629,084
Consumer Staples - 5.5%
15,000	Church & Dwight Co. Inc.	1,190,100
40,000	Flowers Foods Inc.	1,089,200
20,000	Herbalife Ltd.	1,627,200
22,400	PriceSmart Inc.	820,736
16,500	Ralcorp Holdings Inc. (a)	1,129,095

		5,856,331
Energy - 8.1%
5,000	CARBO Ceramics Inc.	705,600
30,000	GeoResources Inc. (a)	938,100
12,800	Noble Energy Inc.	1,237,120
30,000	Peabody Energy Corp.	2,158,800
40,000	Southern Union Co.	1,144,800
50,000	Williams Cos. Inc.	1,559,000
24,000	World Fuel Services Corp.	974,640

		8,718,060
Financials - 7.6%
20,000	Affiliated Managers Group Inc. (a)	2,187,400
23,000	Credit Acceptance Corp. (a)	1,632,080
14,000	Portfolio Recovery Associates Inc. (a)	1,191,820
18,000	Signature Bank (a)	1,015,200
30,000	Stifel Financial Corp. (a)	2,153,700

		8,180,200
Health Care - 11.9%
25,000	Biogen Idec Inc. (a)	1,834,750
31,200	Catalyst Health Solutions Inc. (a)	1,745,016
15,000	Cerner Corp. (a)	1,668,000
27,500	Hospira Inc. (a)	1,518,000

Shares	Security Description	Value
20,000	Immucor Inc. (a)	$395,600
37,000	Impax Laboratories Inc. (a)	941,650
30,200	Medidata Solutions Inc. (a)	772,214
60,000	PSS World Medical Inc. (a)	1,629,000
44,522	Valeant Pharmaceuticals International Inc.	2,217,641

		12,721,871
Industrials - 16.2%
25,000	AGCO Corp. (a)	1,374,250
17,000	Alliant Techsystems Inc.	1,201,390
30,000	Applied Industrial Technologies Inc.	997,800
6,500	Atlas Air Worldwide Holdings Inc. (a)	453,180
7,500	Dover Corp.	493,050
9,000	Genesee & Wyoming Inc. - Class A (a)	523,800
19,000	HUB Group Inc. - Class A (a)	687,610
34,000	Insituform Technologies Inc. - Class A (a)	909,500
20,000	Joy Global Inc.	1,976,200
17,000	L-3 Communications Holdings Inc.	1,331,270
17,000	Landstar System Inc.	776,560
9,700	Lincoln Electric Holdings Inc.	736,424
27,000	Pall Corp.	1,555,470
48,000	Quanta Services Inc. (a)	1,076,640
22,000	Roper Industries Inc.	1,902,120
30,000	Tetra Tech Inc. (a)	740,700
18,000	Woodward Governor Co.	622,080

		17,358,044
Information Technology - 17.9%
40,000	Adobe Systems Inc. (a)	1,326,400
37,000	Akamai Technologies Inc. (a)	1,406,000
18,000	CA Inc.	435,240
41,400	Cadence Design Systems Inc. (a)	403,650
20,000	Citrix Systems Inc. (a)	1,469,200
23,000	Cognizant Technology Solutions Corp. - Class A (a)	1,872,200
70,000	Diodes Inc. (a)	2,384,200
12,000	Equinix Inc. (a)	1,093,200
15,000	Factset Research Systems Inc.	1,570,950
77,000	Harmonic Inc. (a)	722,260
25,000	Itron Inc. (a)	1,411,000
75,000	Lawson Software Inc. (a)	907,500
70,000	Mentor Graphics Corp. (a)	1,024,100
182,000	Power-One Inc. (a)	1,592,500
56,600	SRA International Inc. - Class A (a)	1,605,176

		19,223,576
Materials - 6.4%
23,000	Agrium Inc.	2,121,980
65,000	Calgon Carbon Corp. (a)	1,032,200
21,000	Cliffs Natural Resources Inc.	2,063,880
25,000	Sigma-Aldrich Corp.	1,591,000

		6,809,060

See accompanying notes to financial statement.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

GROWTH OPPORTUNITIES FUND

Shares	Security Description	Value
Telecommunication Services - 1.9%
50,000	Neutral Tandem Inc. (a)	$737,500
67,500	Partner Communications Co. Ltd. - ADR	1,283,175

		2,020,675

Total Common Stocks (cost $62,477,146)		101,516,901

Short Term Investments - 5.1%
Investment Company - 5.1%
5,467,887	Goldman Sachs Financial Square Funds, Treasury Obligations Fund, 0.01% (b)	5,467,887

Total Short Term Investments (cost $5,467,887)		5,467,887

Total Investments - 99.9% (cost $67,945,033)		106,984,788
Other assets in excess of liabilities - 0.1%		104,006

NET ASSETS - 100%		$107,088,794

(a)	Non-income producing security.
(b)	Dividend yield changes daily to reflect current market conditions. Rate was the quoted yield as of March 31, 2011.

ADR     American Depositary Receipt

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

SMALL COMPANY FUND

Shares	Security Description	Value
Common Stocks - 96.2%
Consumer Discretionary - 14.7%
114,200	ANN Inc. (a)	$3,324,362
45,500	Buckle Inc.	1,838,200
244,675	Callaway Golf Co.	1,668,683
130,200	Foot Locker Inc.	2,567,544
61,000	International Speedway Corp. - Class A	1,817,800
60,100	Jack in the Box Inc. (a)	1,363,068
38,900	Mohawk Industries Inc. (a)	2,378,735
68,256	Steiner Leisure Ltd. (a)	3,157,523
44,900	Tractor Supply Co.	2,687,714

		20,803,629
Consumer Staples - 1.7%
25,700	Church & Dwight Co. Inc.	2,039,038
41,525	Cott Corp. (a)	348,810

		2,387,848
Energy - 7.7%
62,525	Bill Barrett Corp. (a)	2,495,373
52,000	Dresser-Rand Group Inc. (a)	2,788,240
43,400	SM Energy Co.	3,219,846
40,200	Tidewater Inc.	2,405,970

		10,909,429
Financials - 17.6%
31,000	Affiliated Managers Group Inc. (a)	3,390,470
50,900	Arthur J Gallagher & Co.	1,547,869
37,000	Cullen/Frost Bankers Inc.	2,183,740
58,000	Delphi Financial Group Inc. - Class A	1,781,180
26,900	Home Properties Inc.	1,585,755
25,200	Jones Lang LaSalle Inc.	2,513,448
46,250	Mack-Cali Realty Corp.	1,567,875
78,100	MB Financial Inc.	1,636,976
204,950	MFA Financial Inc.	1,680,590
28,450	RLI Corp.	1,640,143
83,400	Selective Insurance Group	1,442,820
100,100	Texas Capital Bancshares Inc. (a)	2,601,599
52,400	United Bankshares Inc.	1,389,648

		24,962,113
Health Care - 9.7%
81,900	Genomic Health Inc. (a)	2,014,740
10,900	Mettler Toledo International Inc. (a)	1,874,800
109,100	PSS World Medical Inc. (a)	2,962,065
133,700	VCA Antech Inc. (a)	3,366,566
77,600	West Pharmaceutical Services Inc.	3,474,152

		13,692,323
Industrials - 15.6%
119,300	Barnes Group Inc.	2,490,984
65,800	Carlisle Cos. Inc.	2,931,390
56,700	CLARCOR Inc.	2,547,531
41,700	Hubbell Inc. - Class B	2,961,951
71,000	IDEX Corp.	3,099,150

Shares	Security Description	Value
141,652	Insteel Industries Inc.	$2,002,959
109,950	John Bean Technologies Corp.	2,114,339
52,800	Tennant Co.	2,219,712
66,700	Werner Enterprises Inc.	1,765,549

		22,133,565
Information Technology - 18.1%
39,800	Anixter International Inc.	2,781,622
44,900	CACI International Inc. - Class A (a)	2,753,268
163,800	Daktronics Inc.	1,760,850
243,800	Entegris Inc. (a)	2,138,126
47,000	Littelfuse Inc.	2,683,700
99,700	Microsemi Corp. (a)	2,064,787
48,300	MTS Systems Corp.	2,200,065
83,400	National Instruments Corp.	2,733,018
111,400	Parametric Technology Corp. (a)	2,505,386
73,150	Park Electrochemical Corp.	2,359,087
33,400	Syntel Inc.	1,744,482

		25,724,391
Materials - 7.7%
27,800	Albemarle Corp.	1,661,606
41,700	Arch Chemicals Inc.	1,734,303
71,400	Intrepid Potash Inc. (a)	2,486,148
62,400	Sensient Technologies Corp.	2,236,416
131,500	Worthington Industries Inc.	2,750,980

		10,869,453
Utilities - 3.4%
54,300	IDACORP Inc.	2,068,830
105,600	Westar Energy Inc.	2,789,952

		4,858,782

Total Common Stocks (cost $105,494,221)		136,341,533

Short Term Investments - 4.1%
Investment Company - 4.1%
5,885,850	Goldman Sachs Financial Square Funds, Treasury Obligations Fund, 0.01% (b)	5,885,850

Total Short Term Investments (cost $5,885,850)		5,885,850

Total Investments - 100.3% (cost $111,380,071)		142,227,383
Liabilities in excess of other assets - (0.3%)		(475,994)

NET ASSETS - 100%		$141,751,389

(a)	Non-income producing security.
(b)	Dividend yield changes daily to reflect current market conditions. Rate was the quoted yield as of March 31, 2011.

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

INTERNATIONAL EQUITY FUND

	Security
Shares	Description	Value
Foreign Stocks - 94.8%
Australia - 10.2%
35,285	AGL Energy Ltd.	$522,149
40,939	Amcor Ltd.	298,887
14,105	ASX Ltd.	502,052
18,070	Australia & New Zealand Banking Group Ltd.	444,920
33,828	BHP Billiton Ltd.	1,628,748
9,348	Commonwealth Bank of Australia	506,541
261,215	Goodman Fielder Ltd.	332,252
81,812	GPT Group	265,651
11,170	Leighton Holdings Ltd.	340,637
66,133	National Australia Bank Ltd.	1,767,841
16,286	Orica Ltd.	444,108
43,204	QBE Insurance Group Ltd.	789,451
61,124	Toll Holdings Ltd.	374,827
49,415	Westfield Group	477,277
23,137	Westpac Banking Corp.	582,122
29,140	Woolworths Ltd.	809,997
17,406	WorleyParsons Ltd.	557,628

		10,645,088
Belgium - 1.7%
46,319	Belgacom SA	1,794,097

Brazil - 0.5%
15,600	BM&F Bovespa SA	113,279
6,900	Brookfield Incorporacoes SA	35,686
6,200	Cielo SA	52,658
4,000	EDP - Energias do Brasil SA	96,820
1,800	Lojas Renner SA	58,614
5,200	MRV Engenharia e Participacoes SA	41,615
2,000	Natura Cosmeticos SA	56,364
4,400	Rossi Residencial SA	36,992

		492,028
China - 1.1%
228,000	Bank of China Ltd.	126,922
66,000	Bank of Communications Co. Ltd.	72,633
80,000	China Petroleum & Chemical Corp.	80,223
66,400	China Zhongwang Holdings Ltd.	31,244
79,000	CNOOC Ltd.	199,067
30,400	Guangzhou R&F Properties Co. Ltd.	45,258
96,000	Huaneng Power International Inc.	56,156
218,000	Industrial & Commercial Bank of China	181,052
40,000	Jiangsu Expressway Co. Ltd.	44,843
122,000	PetroChina Co. Ltd.	184,765
312,000	Renhe Commercial Holdings Co. Ltd.	58,162
68,000	Shanghai Electric Group Co. Ltd. (a)	34,007
65,500	Shui On Land Ltd.	30,147
27,000	Soho China Ltd.	23,153
11,000	Want Want China Holdings Ltd.	8,641

	Security
Shares	Description	Value
34,000	Zhejiang Expressway Co. Ltd.	$30,948

		1,207,221
Czech Republic - 0.4%
5,000	CEZ AS	255,775
500	Komercni Banka AS	126,297

		382,072
Finland - 2.5%
55,789	Nokia Oyj	477,082
51,225	Orion Oyj	1,242,663
65,602	Pohjola Bank Plc	894,252

		2,613,997
France - 9.7%
15,808	BNP Paribas SA	1,156,055
18,532	Bouygues SA	889,810
5,839	Casino Guichard Perrachon SA	552,608
14,091	Eiffage SA	846,394
59,834	France Telecom SA	1,340,440
2,995	Gecina SA	413,016
2,931	LVMH Moet Hennessy Louis Vuitton SA	463,913
5,598	Neopost SA	490,297
33,912	PagesJaunes Groupe SA	339,591
15,747	Sanofi-Aventis SA	1,103,955
27,809	Total SA	1,692,648
31,470	Vivendi SA	898,544

		10,187,271
Germany - 3.8%
38,002	BASF SE	3,291,762
12,338	Celesio AG	302,628
6,197	RWE AG	396,774

		3,991,164
Greece - 1.3%
17,177	OPAP SA	367,772
55,402	Public Power Corp. SA	962,462

		1,330,234
Hong Kong - 1.2%
102,000	Fushan International Energy Group Ltd.	73,435
290,000	Hopewell Holdings Ltd.	870,563
189,000	NWS Holdings Ltd.	289,151
66,000	Skyworth Digital Holdings Ltd.	37,419

		1,270,568
Indonesia - 0.3%
3,500	Astra Agro Lestari Tbk PT	9,127
263,000	International Nickel Indonesia Tbk PT	144,265
23,000	Perusahaan Gas Negara PT	10,305
15,500	PT Astra International Tbk	101,493
5,000	PT Tambang Batubara Bukit Asam Tbk	12,062
30,500	Semen Gresik Persero Tbk PT	31,884

		309,136

See accompanying notes to financial statements.

30

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

INTERNATIONAL EQUITY FUND

Shares	Security Description	Value
Italy - 3.0%
84,291	Enel SpA	$531,268
91,538	ENI SpA	2,247,851
36,964	Pirelli & C. SpA	324,742

		3,103,861
Japan - 18.8%
45,700	AEON Credit Service Co. Ltd.	629,227
34,000	Asahi Glass Co. Ltd.	427,658
38,000	China Bank Ltd.	212,939
13,300	Chubu Electric Power Co. Inc.	295,875
9,000	Daito Trust Construction Co. Ltd.	620,130
76,000	Denki Kagaku Kogyo K K	374,699
21,100	Eisai Co. Ltd.	757,124
68,000	Furukawa Electric Co. Ltd.	274,747
27,600	Honda Motor Co. Ltd.	1,037,157
7,500	Itochu Techno-Solutions Corp.	242,875
85	Japan Prime Realty Investment Corp.	229,570
104,000	Joyo Bank Ltd.	408,947
321,000	Kajima Corp.	899,387
17,200	Kansai Electric Power Co. Inc.	374,570
11,800	Kyushu Electric Power Co. Inc.	230,580
10,400	Lawson Inc.	501,491
53,500	Mitsubishi Chemical Holdings Corp.	336,466
51,600	Mitsubishi UFJ Financial Group Inc.	238,268
29,400	Mitsui & Co. Ltd.	527,121
380,700	Mizuho Financial Group Inc.	631,753
20,000	MS&AD Insurance Group Holdings	455,507
18,000	NGK Spark Plug Co. Ltd.	245,887
257,000	Nippon Express Co. Ltd.	985,847
19,500	Nippon Paper Group Inc.	415,512
11,400	Nippon Telegraph & Telephone Corp.	512,013
17,500	Nissan Chemical Industries Ltd.	180,976
12,600	Nissin Foods Holdings Co. Ltd.	444,242
211	NTT DoCoMo Inc.	370,950
147,000	Ricoh Co. Ltd.	1,725,253
21,600	Sankyo Co. Ltd.	1,107,792
7,400	Secom Co. Ltd.	343,927
15,800	Shiseido Co. Ltd.	273,593
49,000	Sumitomo Chemical Co. Ltd.	244,529
61,700	Sumitomo Corp.	882,171
92,200	Sumitomo Rubber Industries Inc.	942,400
7,800	Takeda Pharmaceutical Co. Ltd.	363,925
49,000	TonenGeneral Sekiyu KK	605,135
4,060	USS Co. Ltd.	315,875

		19,666,118
Malaysia - 0.3%
50,600	Lafarge Malayan Cement Bhd	123,700
45,300	Malayan Banking Bhd	134,089
8,900	UMW Holdings Bhd	21,640

		279,429

Shares	Security Description	Value
Mexico - 0.5%
7,900	Alfa SAB de CV	$102,281
12,500	Grupo Financiero Inbursa SA	57,565
7,800	Grupo Modelo SAB de CV	46,893
12,400	Kimberly-Clark de Mexico SAB de CV	77,143
130,000	Telefonos de Mexico SAB de CV	119,363
24,500	Wal-Mart de Mexico SAB de CV	73,543

		476,788
Netherlands - 2.6%
11,573	Koninklijke DSM NV	710,973
13,695	Koninklijke KPN NV	233,257
38,231	Royal Dutch Shell Plc	1,385,892
13,957	Unilever NV	437,565

		2,767,687
New Zealand - 0.5%
184,473	SKYCITY Entertainment Group Ltd.	475,558

Norway - 2.7%
44,003	SeaDrill Ltd.	1,592,091
26,742	StatoilHydro ASA	741,637
9,621	Yara International ASA	487,690

		2,821,418
Philippines - 0.0%
530	Philippine Long Distance Telephone Co.	28,387

Poland - 0.1%
1,014	KGHM Polska Miedz SA	64,384
6,125	Powszechna Kasa Oszczednosci Bank Polski SA	94,314

		158,698
Portugal - 0.8%
210,663	Energias de Portugal SA	820,300

Russia - 0.2%
800	Lukloil OAO - ADR	57,112
398	MMC Norilsk Nickel - ADR	10,523
18,200	Surgutneftegaz - ADR	196,742

		264,377
South Africa - 0.7%
8,629	African Bank Investments Ltd.	48,363
3,817	FirstRand Ltd.	11,358
724	Impala Platinum Holdings Ltd.	20,979
2,808	Kumba Iron Ore Ltd.	198,701
32,835	MMI Holdings Ltd.	80,933
13,858	Pretoria Portland Cement Co. Ltd.	49,236
1,203	Reunert Ltd.	10,433
8,859	Sanlam Ltd.	36,197
2,437	Sasol Ltd.	141,238
7,392	Standard Bank Group Ltd.	113,807

		711,245

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

INTERNATIONAL EQUITY FUND

	Security
Shares	Description	Value
South Korea - 0.8%
1,830	Dongbu Insurance Co. Ltd.	$83,599
990	Hana Financial Group Inc.	42,833
427	Hyundai Mipo Dockyard Co. Ltd.	72,808
4,750	Hyundai Securities Co. Ltd.	57,172
8,270	Korea Exchange Bank	72,920
2,190	KT Corp.	77,679
1,068	KT&G Corp.	55,606
10,930	LG Telecom Ltd.	61,691
596	S1 Corp.	30,596
193	Samsung Fire & Marine Insurance Co. Ltd.	42,676
2,340	Samsung Heavy Industries Co. Ltd.	85,134
369	SK Holdings Co. Ltd.	55,517
768	SK Telecom Co. Ltd.	114,496

		852,727
Spain - 4.3%
83,735	Banco Bilbao Vizcaya Argentaria SA	1,015,779
108,436	Banco de Sabadell SA	474,327
75,743	Banco Popular Espanol SA	445,193
131,345	Banco Santander SA	1,524,653
29,402	Enagas SA	663,266
16,420	Indra Sistemas SA	329,228

		4,452,446
Sweden - 3.7%
25,955	Boliden AB	559,464
115,747	Nordea Bank AB	1,267,651
75,821	Skanska AB	1,597,079
15,015	Svenska Handelsbanken	492,615

		3,916,809
Switzerland - 5.5%
30,395	Credit Suisse Group AG	1,292,003
22,316	Nestle SA	1,279,609
29,408	Novartis AG	1,595,629
2,114	Roche Holding AG	302,066
2,222	Syngenta AG	722,356
1,902	Zurich Financial Services AG	532,568

		5,724,231
Taiwan - 1.2%
12,000	Acer Inc.	24,494
8,000	Advantech Co. Ltd.	24,766
3,250	Cheng Shin Rubber Industry Co. Ltd.	7,540
4,150	Chicony Electronics Co. Ltd.	7,440
47,000	China Development Financial Holding Corp.	18,947
43,453	Compal Electronics Inc.	43,165
18,000	Coretronic Corp.	29,087
11,000	Delta Electronics Inc.	43,596
18,000	Eternal Chemical Co. Ltd.	21,249
14,000	Farglory Land Development Co. Ltd.	29,862

	Security
Shares	Description	Value
7,000	Formosa Plastics Corp.	$24,647
2,200	HTC Corp.	86,069
20,000	Inventec Co. Ltd.	10,206
4,000	Kinsus Interconnect Technology Corp.	12,369
25,079	Lite-On Technology Corp.	30,885
109,000	Macronix International Co., Ltd.	72,308
10,000	MediaTek Inc.	114,986
66,000	Mega Financial Holdings Co. Ltd.	51,978
22,000	Novatek Microelectronics Corp.	64,814
5,000	Pixart Imaging Inc.	20,582
7,000	Powertech Technology Inc.	21,932
5,000	Quanta Computer Inc.	9,440
4,050	Richtek Technology Corp.	28,038
20,000	Taiwan Cement Corp.	24,154
82,000	Taiwan Semiconductor Manufacturing Co. Ltd.	196,945
6,000	TSRC Corp.	15,411
60,000	U-Ming Marine Transport Corp.	127,777
47,000	United Microelectronics Corp.	24,463
16,503	Wistron Corp.	26,162
5,000	WPG Holdings Co. Ltd.	8,420
1,000	Young Fast Optoelectronics Co. Ltd.	7,348

		1,229,080
Thailand - 0.1%
2,200	Bangkok Bank Public Co. Ltd.	12,627
13,400	Charoen Pokphand Foods PCL	11,414
2,500	Kasikornbank Public Co. Ltd.	10,875
17,800	Krung Thai Bank PCL	10,834
21,800	PTT Aromatics & Refining PCL	26,862
2,100	PTT PCL	24,592
10,400	Siam Commercial Bank PCL	37,155
5,700	Thai Oil PCL	15,697

		150,056
Turkey - 0.3%
4,471	Tupras Turkiye Petrol Rafine	131,509
37,062	Turk Telekomunikasyon AS	186,330

		317,839
United Kingdom - 16.0%
20,897	AstraZeneca Plc	959,645
56,999	Aviva Plc	395,694
8,537	BHP Billiton Plc	336,857
82,346	Bradford & Bingley Plc (a) (b) (c)	—
50,081	British American Tobacco Plc	2,009,859
69,538	British Land Co. Plc	616,254
18,505	Diageo Plc	351,733
143,182	Firstgroup Plc	749,395
48,652	GlaxoSmithKline Plc	928,262
315,311	Home Retail Group Plc	976,622
66,711	HSBC Holdings Plc	685,900
134,809	ICAP Plc	1,141,716
9,855	Imperial Tobacco Group Plc	304,610

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULES OF PORTFOLIO INVESTMENTS

March 31, 2011

INTERNATIONAL EQUITY FUND

Shares	Security Description	Value
38,977	J Sainsbury Plc	$209,627
434,936	Legal & General Group Plc	803,680
43,514	Marks & Spencer Group Plc	235,005
86,600	National Grid Plc	825,106
10,438	Reckitt Benckiser Group Plc	536,098
639,815	RSA Insurance Group Plc	1,349,539
176,387	Standard Life Plc	585,090
190,176	TUI Travel Plc	692,448
18,378	Unilever Plc	560,089
522,639	Vodafone Group Plc	1,479,626

		16,732,855

Total Foreign Stocks (cost $88,627,830)		99,172,785

Preferred Stocks - 1.4%
Brazil - 0.8%
2,400	Banco Bradesco SA	49,062
6,100	Banco do Estado do Rio Grande do Sul	76,142
8,500	Cia de Bebidas das Americas	236,629
13,300	Gerdau SA	164,549
8,600	Metalurgica Gerdau SA	128,112
20,500	TIM Participacoes SA	87,934
3,600	Ultrapar Participacoes SA	59,673
300	Vivo Participacoes SA	11,931

		814,032
Germany - 0.6%
3,585	Volkswagen AG, 3.15%	582,159

South Korea - 0.0%
194	Hyundai Motor Co. Ltd. (Non- cumulative)	11,675

Total Preferred Stocks (cost $1,036,258)		1,407,866

Exchange Traded Funds - 0.8%
Colombia - 0.1%
1,681	Global X/InterBolsa FTSE Colombia 20 ETF	68,081

United States - 0.7%
8,940	iPath MSCI India Index Exchange- Traded Note (a)	648,329
1,921	iShares MSCI Chile Investable Market Index Fund	138,004

		786,333

Total Exchange Traded Funds (cost $774,777)		854,414

Shares	Security Description	Value
Short Term Investments - 1.7%
Investment Company - 1.7%
1,811,604	Highmark 100% U.S. Treasury Money Market Fund, 0.04% (d)	$1,811,604

Total Short Term Investments (cost $1,811,604)		1,811,604

Total Investments - 98.7% (cost $92,250,469)		103,246,669
Other assets in excess of liabilities - 1.3%		1,373,109

Total Net Assets - 100%		$104,619,778

(a)	Non-income producing security.
(b)	Security fair valued in good faith in accordance with the procedures established by the Tributary Funds’ Board of Directors. Good faith fair valued securities may be classified as Level 2 or Level 3 for Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurements and Disclosures” based on the applicable valuation inputs. See Security Valuation in the Notes to Financial Statements.
(c)	The security is considered illiquid according to the policies and procedures approved by the Tributary Funds’ Board of Directors. The total value of illiquid securities in the Fund was 0.0% of net assets.
(d)	Dividend yield changes daily to reflect current market conditions. Rate was the quoted yield as of March 31, 2011.

ADR	American Depositary Receipt
ETF	Exchange-Traded Fund
FTSE	Financial Times and the London Stock Exchange

See accompanying notes to financial statements.

ANNUAL REPORT 2011

SCHEDULE OF PORTFOLIO INVESTMENTS

March 31, 2011

INTERNATIONAL EQUITY FUND

As of March 31, 2011, industry diversification of the Fund was as follows:

Industry Diversification	Percentage of Net Assets
Banks	12.9%
Materials	10.6%
Energy	9.4%
Pharmaceuticals Biotechnology & Life Sciences	7.2%
Capital Goods	6.9%
Telecommunication Services	6.2%
Utilities	5.9%
Food Beverage & Tobacco	5.5%
Diversified Financials	5.2%
Insurance	4.9%
Automobiles & Components	3.1%
Technology Hardware & Equipment	3.1%
Real Estate	2.9%
Food & Staples Retailing	2.1%
Transportation	2.1%
Investment Companies	1.7%
Consumer Services	1.6%
Consumer Durables & Apparel	1.5%
Retailing	1.5%
Media	1.2%
Household & Personal Products	1.0%
Exchange Traded Funds	0.8%
Semiconductors & Semiconductor Equipment	0.5%
Software & Services	0.5%
Commercial & Professional Services	0.4%

98.7%

See accompanying notes to financial statements

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNUAL REPORT 2011

STATEMENTS OF ASSETS AND LIABILITIES

March 31, 2011

	SHORT- INTERMEDIATE BOND FUND	INCOME FUND
Assets:
Investments, at cost	$67,021,636	$56,155,110
Unrealized appreciation of investments	835,908	66,228

Total investments, at value	67,857,544	56,221,338
Cash	101,189	—
Foreign currency at value (a)	—	—
Interest and dividends receivable	626,616	442,126
Receivable for capital shares issued	115,744	134,823
Receivable for investments sold	—	—
Prepaid expenses	28,762	26,861

Total Assets	68,729,855	56,825,148

Liabilities:
Cash Overdraft	—	—
Distributions payable	100,631	198,613
Payable for investments purchased	—	—
Payable for capital shares redeemed	17,104	28,162
Accrued expenses and other payables:
Investment advisory fees	16,216	15,884
Administration fees payable to non-related parties	4,763	4,077
Administration fees payable to related parties	4,054	3,369
Shareholder service fees	14,479	12,034
Director fees	217	191
Other fees	22,498	21,007

Total liabilities	179,962	283,337

Net assets	$68,549,893	$56,541,811

Composition of Net Assets:
Capital	$71,663,975	$57,170,915
Accumulated (excess of distributions over) net investment income	(182,147)	317,165
Accumulated net realized gain (loss) from investments and foreign currency transactions	(3,767,843)	(1,012,497)
Net unrealized appreciation on investments and translation of assets and liabilities in foreign currencies	835,908	66,228

Net Assets	$68,549,893	$56,541,811

Institutional Class:
Net assets	$68,549,893	$56,541,811
Shares of beneficial interest	7,204,500	5,706,411
Net asset value, offering and redemption price per share	$9.51	$9.91

Institutional Plus Class:
Net assets	n/a	n/a
Shares of beneficial interest	n/a	n/a
Net asset value, offering and redemption price per share	n/a	n/a

	$—	$—
(a)	Foreign currency at cost

See accompanying notes to financial statements.

ANNUAL REPORT 2011

STATEMENTS OF ASSETS AND LIABILITIES

March 31, 2011

BALANCED FUND	CORE EQUITY FUND	LARGE CAP GROWTH FUND	GROWTH OPPORTUNITIES FUND	SMALL COMPANY FUND	INTERNATIONAL EQUITY FUND

$29,421,765	$249,073,123	$71,978,617	$67,945,033	$111,380,071	$92,250,469
9,168,634	33,612,817	17,562,884	39,039,755	30,847,312	10,996,200

38,590,399	282,685,940	89,541,501	106,984,788	142,227,383	103,246,669
—	—	—	—	—	—
—	—	—	—	—	566,749
173,326	702,330	182,590	51,567	102,687	916,770
10,612	1,137,888	43,745	192,870	74,444	21,401
282,407	—	—	—	1,385,943	—
12,755	32,246	12,089	16,055	14,536	30,941

39,069,499	284,558,404	89,779,925	107,245,280	143,804,993	104,782,530

50,708	—	—	—	—	—
—	—	—	—	—	—
368,320	—	—	—	1,392,465	—
9,817	54,326	20,777	41,209	513,257	26,714

19,970	149,735	56,414	54,323	83,859	70,930
2,419	16,021	5,070	5,804	7,846	6,882
2,237	11,725	5,265	6,036	6,300	6,206
7,988	24,330	18,804	21,557	15,883	22,166
44	655	69	296	476	106
16,513	76,362	26,101	27,261	33,518	29,748

478,016	333,154	132,500	156,486	2,053,604	162,752

$38,591,483	$284,225,250	$89,647,425	$107,088,794	$141,751,389	$104,619,778

$30,957,696	$252,136,046	$71,763,952	$71,118,055	$111,071,170	$104,648,019
17,881	1,342,468	151,117	—	202,232	1,875,064
(1,552,728)	(2,866,081)	169,472	(3,069,016)	(369,325)	(12,928,810)
9,168,634	33,612,817	17,562,884	39,039,755	30,847,312	11,025,505

$38,591,483	$284,225,250	$89,647,425	$107,088,794	$141,751,389	$104,619,778

$38,591,483	$115,918,850	$89,647,425	$107,088,794	$77,746,585	$104,619,778
2,704,390	13,496,822	9,572,824	7,048,278	4,013,075	9,780,923
$14.27	$8.59	$9.36	$15.19	$19.37	$10.70

n/a	$168,306,400	n/a	n/a	$64,004,804	n/a
n/a	19,591,218	n/a	n/a	3,302,889	n/a
n/a	$8.59	n/a	n/a	$19.38	n/a

$—	$—	$—	$—	$—	$560,814

See accompanying notes to financial statements.

ANNUAL REPORT 2011

STATEMENTS OF OPERATIONS

For The Year Ended March 31, 2011

	SHORT- INTERMEDIATE BOND FUND	INCOME FUND
Investment Income:
Interest	$2,470,562	$2,920,100
Dividend	124,581	140,336
Foreign tax withholding	—	—

Total Income	2,595,143	3,060,436

Expenses:
Investment advisory fees	345,645	360,874
Administration fees	111,334	98,392
Shareholder service fees - Institutional Class	172,822	150,364
Custodian fees	19,175	16,823
Chief compliance officer fees	9,416	8,298
Director fees	2,836	2,137
Transfer agent fees	30,156	28,893
Registration and filing fees	30,246	25,413
Other fees	21,910	18,791

Total expenses before waivers	743,540	709,985

Expenses waived by Adviser	(168,410)	(202,756)
Custodian fees waived	(9,336)	(8,159)
Co-administration fees waived - Institutional Plus Class (a)	—	—

Total Expenses	565,794	499,070

Net Investment Income	2,029,349	2,561,366

Realized and Unrealized Gain (Loss) On Investments and Foreign Currency:
Net realized gain on investments and foreign currency transactions	367,775	726,569
Change in unrealized appreciation (depreciation) on investments and translation of assets and liabilities in foreign currencies	(117,831)	(143,747)

Net realized and unrealized gain on investments and foreign currencies	249,944	582,822

Net increase in net assets from operations	$2,279,293	$3,144,188

(a)	Institutional Plus Class shares of the Core Equity Fund and the Small Company Fund commenced operations on December 17, 2010.

See accompanying notes to financial statements.

ANNUAL REPORT 2011

STATEMENTS OF OPERATIONS

For The Year Ended March 31, 2011

BALANCED FUND	CORE EQUITY FUND	LARGE CAP GROWTH FUND	GROWTH OPPORTUNITIES FUND	SMALL COMPANY FUND	INTERNATIONAL EQUITY FUND

$536,069	$—	$—	$—	$—	$—
405,721	3,242,715	1,348,606	1,101,881	1,474,287	4,225,962
(10,952)	(48,653)	(18,555)	(47,540)	—	(443,918)

930,838	3,194,062	1,330,051	1,054,341	1,474,287	3,782,044

241,858	1,162,308	739,152	591,494	719,941	1,024,758
50,316	223,509	120,045	114,917	122,607	168,114
80,619	269,468	205,320	197,164	167,682	256,189
9,039	38,469	22,453	21,089	21,747	66,608
4,285	17,246	11,119	10,223	9,965	13,827
957	5,524	2,534	2,554	3,309	3,665
24,928	42,629	31,743	31,188	32,215	34,374
21,377	48,600	20,903	30,963	32,398	36,224
6,863	64,506	28,396	26,947	26,590	33,664

440,242	1,872,259	1,181,665	1,026,539	1,136,454	1,637,423

(42,788)	(196,501)	(136,495)	(101,392)	(114,428)	(204,954)
(4,267)	(18,983)	(10,975)	(10,292)	(10,622)	—
—	(16,516)	—	—	(6,169)	—

393,187	1,640,259	1,034,195	914,855	1,005,235	1,432,469

537,651	1,553,803	295,856	139,486	469,052	2,349,575

1,017,378	4,948,016	2,637,205	5,306,484	3,629,994	(525,109)
3,581,236	10,890,974	4,493,995	19,122,727	15,592,041	7,533,809

4,598,614	15,838,990	7,131,200	24,429,211	19,222,035	7,008,700

$5,136,265	$17,392,793	$7,427,056	$24,568,697	$19,691,087	$9,358,275

See accompanying notes to financial statements.

ANNUAL REPORT 2011

STATEMENTS OF CHANGES IN NET ASSETS

	SHORT-INTERMEDIATE BOND FUND		INCOME FUND
	For The Year Ended March 31, 2011	For The Year Ended March 31, 2010	For The Year Ended March 31, 2011	For The Year Ended March 31, 2010
Operations:
Net investment income (loss)	$2,029,349	$2,082,237	$2,561,366	$2,712,931
Net realized gain (loss) from investment transactions	367,775	1,020,647	726,569	604,648
Change in unrealized appreciation (depreciation) on investments and translations of assets and liabilities in foreign currencies	(117,831)	1,075,151	(143,747)	2,437,870

Net increase in net assets from operations	2,279,293	4,178,035	3,144,188	5,755,449

Distributions to Shareholders:
From net investment income
Institutional Class	(2,222,249)	(2,238,042)	(2,435,476)	(2,744,927)
From net realized gains on investments
Institutional Class	—	—	—	—
From return of capital
Institutional Class	—	—	—	—

Change in net assets from distributions to shareholders	(2,222,249)	(2,238,042)	(2,435,476)	(2,744,927)

Capital Transactions:
Proceeds from shares issued
Institutional Class	16,113,084	33,890,007	8,485,007	20,812,643
Institutional Plus Class (a)	—	—	—	—
Proceeds from dividends reinvested
Institutional Class	954,225	923,928	729,321	789,153
Cost of shares redeemed
Institutional Class	(20,077,548)	(14,375,615)	(13,479,338)	(16,478,990)
Institutional Plus Class (a)	—	—	—	—

Change in net assets from capital transactions	(3,010,239)	20,438,320	(4,265,010)	5,122,806

Change in net assets	(2,953,195)	22,378,313	(3,556,298)	8,133,328

Net Assets:
Beginning of year	71,503,088	49,124,775	60,098,109	51,964,781

End of year	$68,549,893	$71,503,088	$56,541,811	$60,098,109

Accumulated (excess distributions over) net investment income (loss)	$(182,147)	$(360,587)	$317,165	$177,048

Share Transactions Institutional Class:
Shares issued	1,687,963	3,608,043	851,118	2,189,949
Shares reinvested	99,964	98,197	73,086	82,118
Shares redeemed	(2,105,544)	(1,525,163)	(1,357,505)	(1,727,514)

Change in shares	(317,617)	2,181,077	(433,301)	544,553

Share Transactions Institutional Plus Class: (a)
Shares issued	—	—	—	—
Shares redeemed	—	—	—	—

Change in shares	—	—	—	—

(a)	Institutional Plus Class shares of the Core Equity Fund and the Small Company Fund commenced operations on December 17, 2010.

See accompanying notes to financial statements.

ANNUAL REPORT 2011

STATEMENTS OF CHANGES IN NET ASSETS

BALANCED FUND		CORE EQUITY FUND		LARGE CAP GROWTH FUND
For The Year Ended March 31, 2011	For The Year Ended March 31, 2010	For The Year Ended March 31, 2011	For The Year Ended March 31, 2010	For The Year Ended March 31, 2011	For The Year Ended March 31, 2010

$537,651	$401,913	$1,553,803	$740,089	$295,856	$213,433
1,017,378	(411,410)	4,948,016	(3,139,787)	2,637,205	(320,742)
3,581,236	9,308,735	10,890,974	34,785,454	4,493,995	22,947,060

5,136,265	9,299,238	17,392,793	32,385,756	7,427,056	22,839,751

(531,794)	(396,549)	(211,335)	(747,149)	(189,954)	(186,642)

—	—	—	—	(1,334,463)	—

—	—	—	—	—	—

(531,794)	(396,549)	(211,335)	(747,149)	(1,524,417)	(186,642)

10,449,668	6,102,006	19,187,089	31,396,964	16,154,741	38,622,721
—	—	164,771,606	—	—	—

529,892	394,723	113,657	405,398	1,192,449	102,332

(6,890,669)	(7,362,082)	(24,016,033)	(21,711,347)	(14,822,011)	(10,929,539)
—	—	(4,742,483)	—	—	—

4,088,891	(865,353)	155,313,836	10,091,015	2,525,179	27,795,514

8,693,362	8,037,336	172,495,294	41,729,622	8,427,818	50,448,623

29,898,121	21,860,785	111,729,956	70,000,334	81,219,607	30,770,984

$38,591,483	$29,898,121	$284,225,250	$111,729,956	$89,647,425	$81,219,607

$17,881	$12,024	$1,342,468	$—	$151,117	$45,013

793,572	549,022	2,447,869	4,481,571	1,831,719	5,521,706
40,307	35,146	15,808	57,956	132,482	13,504
(532,953)	(692,376)	(3,080,403)	(3,059,735)	(1,690,846)	(1,377,306)

300,926	(108,208)	(616,726)	1,479,792	273,355	4,157,904

—	—	20,151,807	—	—	—
—	—	(560,589)	—	—	—

—	—	19,591,218	—	—	—

See accompanying notes to financial statements.

ANNUAL REPORT 2011

STATEMENTS OF CHANGES IN NET ASSETS

	GROWTH OPPORTUNITIES FUND		SMALL COMPANY FUND
	For The Year Ended March 31, 2011	For The Year Ended March 31, 2010	For The Year Ended March 31, 2011	For The Year Ended March 31, 2010
Operations:
Net investment income (loss)	$139,486	$(59,351)	$469,052	$239,726
Net realized gain (loss) from investment transactions	5,306,484	(2,311,057)	3,629,994	1,773,183
Change in unrealized appreciation (depreciation) on investments and translations of assets and liabilities in foreign currencies	19,122,727	26,332,035	15,592,041	22,510,337

Net increase in net assets from operations	24,568,697	23,961,627	19,691,087	24,523,246

Distributions to Shareholders:
From net investment income
Institutional Class	(139,486)	—	(44,697)	(229,424)
From net realized gains on investments
Institutional Class	—	—	(4,430,622)	—
From return of capital
Institutional Class	(171,098)	—	—	—

Change in net assets from distributions to shareholders	(310,584)	—	(4,475,319)	(229,424)

Capital Transactions:
Proceeds from shares issued
Institutional Class	31,436,195	16,160,851	21,836,642	22,340,482
Institutional Plus Class (a)	—	—	62,950,344	—
Proceeds from dividends reinvested
Institutional Class	237,873	—	3,050,804	108,709
Cost of shares redeemed
Institutional Class	(17,269,965)	(13,493,380)	(22,763,828)	(12,056,762)
Institutional Plus Class (a)	—	—	(3,275,695)	—

Change in net assets from capital transactions	14,404,103	2,667,471	61,798,267	10,392,429

Change in net assets	38,662,216	26,629,098	77,014,035	34,686,251

Net Assets:
Beginning of year	68,426,578	41,797,480	64,737,354	30,051,103

End of year	$107,088,794	$68,426,578	$141,751,389	$64,737,354

Accumulated (excess distributions over) net investment income (loss)	$—	$—	$202,232	$15,593

Share Transactions Institutional Class:
Shares issued	2,466,458	1,622,142	1,253,142	1,709,606
Shares reinvested	17,388	—	172,210	8,138
Shares redeemed	(1,384,585)	(1,353,150)	(1,320,542)	(843,643)

Change in shares	1,099,261	268,992	104,810	874,101

Share Transactions Institutional Plus Class: (a)
Shares issued	—	—	3,477,936	—
Shares redeemed	—	—	(175,047)	—

Change in shares	—	—	3,302,889	—

(a)	Institutional Plus Class shares of the Core Equity Fund and the Small Company Fund commenced operations on December 17, 2010.

See accompanying notes to financial statements.

ANNUAL REPORT 2011

STATEMENTS OF CHANGES IN NET ASSETS

INTERNATIONAL EQUITY FUND
For The Year Ended March 31, 2011	For The Year Ended March 31, 2010

$2,349,575	$1,579,234
(525,109)	8,267,909
7,533,809	28,777,143

9,358,275	38,624,286

(2,144,150)	(306,779)

—	—

—	—

(2,144,150)	(306,779)

20,742,983	28,020,784
—	—

1,055,702	162,817

(26,556,745)	(20,486,637)
—	—

(4,758,060)	7,696,964

2,456,065	46,014,471

102,163,713	56,149,242

$104,619,778	$102,163,713

$1,875,064	$1,514,878

2,114,615	3,271,374
102,695	16,249
(2,636,765)	(2,178,151)

(419,455)	1,109,472

—	—
—	—

—	—

ANNUAL REPORT 2011

FINANCIAL HIGHLIGHTS

For a Share Outstanding

		Investment Activities				Distributions to Shareholders from:						Ratios/Supplemental Data
Period Ended	Net Asset Value, Beginning of Period	Net Investment Income (Loss)		Net Realized and Unrealized Gains (Losses) on Investments and Foreign Currency	Total from Investment Operations	Net Investment Income	Net Realized Gains on Investments and Foreign Currency	Net Asset Value, End of Period	Total Return(a)		Net Assets, End of Period (000’s)	Expense to Average Net Assets(b)		Net Investment Income (Loss) to Average Net Assets(b)		Expense to Average Net Assets*(b)	Portfolio Turnover(a)
SHORT-INTERMEDIATE BOND FUND
Institutional Class
03/31/11	$9.51	$0.28	(c)	$0.03	$0.31	$(0.31)	$—	$9.51	3.27%		$68,550	0.82%		2.94%		1.08%	45%
03/31/10	9.20	0.32	(c)	0.34	0.66	(0.35)	—	9.51	7.18		71,503	0.86		3.39		1.17	62
03/31/09	9.45	0.33		(0.14)	0.19	(0.39)	(0.05)	9.20	2.05		49,125	0.90		3.53		1.20	50
03/31/08	9.40	0.41		0.05	0.46	(0.41)	—	9.45	5.01	(d)	50,299	0.82	(e)	4.33	(e)	1.17	68
03/31/07	9.35	0.35	(c)	0.11	0.46	(0.41)	—	9.40	5.07		47,306	0.89		3.78		1.13	70

INCOME FUND
Institutional Class
03/31/11	9.79	0.42	(c)	0.10	0.52	(0.40)	—	9.91	5.37		56,542	0.83		4.26		1.18	68
03/31/10	9.29	0.45	(c)	0.51	0.96	(0.46)	—	9.79	10.49		60,098	0.77		4.72		1.27	71
03/31/09	9.69	0.42		(0.39)	0.03	(0.43)	—	9.29	0.40		51,965	0.79		4.47		1.33	63
03/31/08	9.63	0.46		0.05	0.51	(0.45)	—	9.69	5.27	(d)	59,117	0.71	(e)	4.73	(e)	1.29	81
03/31/07	9.52	0.40		0.12	0.52	(0.41)	—	9.63	5.66		64,946	0.98		4.21		1.19	77

BALANCED FUND
Institutional Class
03/31/11	12.44	0.22	(c)	1.82	2.04	(0.21)	—	14.27	16.56		38,591	1.22		1.67		1.37	34
03/31/10	8.70	0.17	(c)	3.74	3.91	(0.17)	—	12.44	45.17		29,898	1.37		1.57		1.53	70
03/31/09	12.36	0.24		(3.44)	(3.20)	(0.24)	(0.22)	8.70	(26.13)		21,861	1.35		2.28		1.51	60
03/31/08	14.69	0.18		(0.17)	0.01	(0.18)	(2.16)	12.36	(0.55	)(d)	31,376	1.30	(e)	1.32	(e)	1.51	83
03/31/07	14.14	0.12		0.57	0.69	(0.12)	(0.02)	14.69	4.83		33,659	1.33		0.84		1.45	60

See accompanying notes to financial statements.

ANNUAL REPORT 2011

FINANCIAL HIGHLIGHTS

For a Share Outstanding

		Investment Activities				Distributions to Shareholders from:								Ratios/Supplemental Data
Period Ended	Net Asset Value, Beginning of Period	Net Investment Income (Loss)		Net Realized and Unrealized Gains (Losses) on Investments and Foreign Currency	Total from Investment Operations	Net Investment Income		Net Realized Gains on Investments and Foreign Currency		Net Asset Value, End of Period	Total Return(a)		Net Assets, End of Period (000’s)	Expense to Average Net Assets(b)		Net Investment Income (Loss) to Average Net Assets(b)		Expense to Average Net Assets*(b)	Portfolio Turnover(a)
CORE EQUITY FUND
Institutional Class
03/31/11	$7.92	$0.06	(c)	$0.63	$0.69	$(0.02)		$—		$8.59	8.69%		$115,919	1.15%		0.82%		1.29%	32%
03/31/10	5.54	0.05	(c)	2.39	2.44	(0.06)		—		7.92	44.10		111,730	1.18		0.78		1.34	24
03/31/09	8.72	0.09		(3.07)	(2.98)	(0.09)		(0.11)		5.54	(34.36)		70,000	1.24		1.34		1.40	28
03/31/08	10.33	0.09		(0.32)	(0.23)	(0.09)		(1.29)		8.72	(3.25	)(d)	95,746	1.18	(e)	0.87	(e)	1.39	31
03/31/07	10.45	0.11		1.24	1.35	(0.11)		(1.36)		10.33	13.09		108,580	1.22		1.06		1.32	36
Institutional Plus Class
03/31/11(f)	8.17	0.03	(c)	0.39	0.42	—		—		8.59	5.14		168,306	0.85		1.43		1.01	32

LARGE CAP GROWTH FUND
Institutional Class
03/31/11	8.73	0.03	(c)	0.77	0.80	(0.02)		(0.15)		9.36	9.19		89,647	1.26		0.36		1.44	18
03/31/10	5.98	0.02	(c)	2.75	2.77	(0.02)		—		8.73	46.40		81,220	1.22		0.32		1.53	14
03/31/09	8.60	0.05		(2.62)	(2.57)	(0.05)		—		5.98	(29.94)		30,771	0.99		0.84		1.55	18
03/31/08(g)	10.00	0.00	(h)	(1.40)	(1.40)	—		—		8.60	(14.00)		23,509	1.95		0.03		2.41	6

GROWTH OPPORTUNITIES FUND
Institutional Class
03/31/11	11.50	0.02	(c)	3.72	3.74	(0.05	)(i)	—		15.19	32.54		107,089	1.16		0.18		1.30	45
03/31/10	7.36	(0.01	)(c)	4.15	4.14	—		—		11.50	56.25		68,427	1.18		(0.11)		1.35	54
03/31/09	13.16	0.05		(4.44)	(4.39)	(0.02)		(1.39	)(i)	7.36	(33.91)		41,797	1.27		0.48		1.43	64
03/31/08	15.21	(0.02)		(0.69)	(0.71)	(0.05)		(1.29)		13.16	(5.50	)(d)	69,135	1.20	(e)	(0.17	)(e)	1.42	73
03/31/07	16.12	(0.02)		0.81	0.79	—		(1.70)		15.21	5.31		70,521	1.26		(0.15)		1.37	51

See accompanying notes to financial statements.

ANNUAL REPORT 2011

FINANCIAL HIGHLIGHTS

For a Share Outstanding

		Investment Activities				Distributions to Shareholders from:						Ratios/Supplemental Data
Period Ended	Net Asset Value, Beginning of Period	Net Investment Income (Loss)		Net Realized and Unrealized Gains (Losses) on Investments and Foreign Currency	Total from Investment Operations	Net Investment Income	Net Realized Gains on Investments and Foreign Currency	Net Asset Value, End of Period	Total Return(a)		Net Assets, End of Period (000’s)	Expense to Average Net Assets(b)		Net Investment Income (Loss) to Average Net Assets(b)		Expense to Average Net Assets*(b)	Portfolio Turnover(a)
SMALL COMPANY FUND
Institutional Class
03/31/11	$16.56	$0.11	(c)	$3.89	$4.00	$(0.01)	$(1.18)	$19.37	24.83%		$77,747	1.26%		0.64%		1.41%	28%
03/31/10	9.90	0.06	(c)	6.66	6.72	(0.06)	—	16.56	68.04		64,737	1.34		0.47		1.50	30
03/31/09	15.65	0.12		(5.46)	(5.34)	(0.12)	(0.29)	9.90	(34.47)		30,051	1.43		0.88		1.59	32
03/31/08	19.47	0.06		(1.06)	(1.00)	(0.06)	(2.76)	15.65	(5.87	)(d)	39,676	1.35	(e)	0.37	(e)	1.56	27
03/31/07	20.08	0.08		1.77	1.85	(0.10)	(2.36)	19.47	9.56		45,845	1.38		0.41		1.48	31
Institutional Plus Class
03/31/11(f)	18.09	0.01	(c)	1.28	1.29	—	—	19.38	7.13		64,005	0.93		0.22		1.10	28

INTERNATIONAL EQUITY FUND
Institutional Class
03/31/11	10.02	0.23	(c)	0.66	0.89	(0.21)	—	10.70	8.97		104,620	1.40		2.29		1.60	93
03/31/10	6.18	0.16	(c)	3.71	3.87	(0.03)	—	10.02	62.63		102,164	1.45		1.72		1.66	126
03/31/09	12.93	0.19		(6.62)	(6.43)	(0.18)	(0.14)	6.18	(50.02)		56,149	1.52		2.09		1.77	64
03/31/08	15.21	0.16		(0.78)	(0.52)	(0.15)	(1.51)	12.93	(5.40	)(d)	93,782	1.41	(e)	1.10	(e)	1.72	68
03/31/07	13.48	0.12		2.36	2.48	(0.15)	(0.60)	15.21	18.70		85,896	1.44		0.97		1.65	49

*	Ratios excluding contractual and voluntary waivers. Voluntary waivers may be stopped at any time.
(a)	Not annualized for periods less than one year.
(b)	Annualized for periods less than one year.
(c)	Per share data calculated using average shares method.
(d)	During the year ended March 31, 2008, First National reimbursed amounts to certain Funds related to past marketing arrangements. The corresponding impact to the total return was an increase of 0.06%. See Note 7 in notes to financial statements.
(e)	During the year ended March 31, 2008, First National reimbursed amounts to certain Funds related to past marketing arrangements. The corresponding impact was a decrease to the net expense ratio and an increase to the net income ratio of, 0.06% for Short-Intermediate Bond Fund, 0.06% for Income Fund, 0.06% for Balanced Fund, 0.06% for Core Equity Fund, 0.07% for Growth Opportunities Fund, 0.06% for Small Company Fund and 0.06% for International Equity Fund. See Note 7 in notes to financial statements.
(f)	Commenced operations on December 17, 2010.
(g)	Commenced operations on July 5, 2007.
(h)	Amount rounds to less than $0.005 per share.
(i)	Distribution amount for the Growth Opportunities Fund includes a return of capital distribution of $0.10 and $0.03 per share for the years ended March 31, 2009 and March 31, 2011, respectively.

See accompanying notes to financial statements.

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

1. Organization

Tributary Funds, Inc. (the “Company”) was organized in October 1994 as a Nebraska corporation and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified open-end management investment company issuing its shares in series. The Company consists of eight series, the Short-Intermediate Bond Fund, the Income Fund, the Balanced Fund, the Core Equity Fund, the Large Cap Growth Fund, the Growth Opportunities Fund, the Small Company Fund and the International Equity Fund (collectively, the “Funds” and individually, a “Fund”). Each series represents a distinct portfolio with its own investment objectives and policies.

All Funds presently offer Institutional Class shares without a sales charge. Effective August 1, 2010, each Fund established Institutional Plus Class shares. The two classes differ principally in applicable minimum investment, shareholder servicing fees and co-administration fee waivers. Shareholders bear the common expenses of each Fund and earn income and realized gains/losses from each Fund pro rata based on the average daily net assets of each class, without discrimination between share classes. Each share class also has different voting rights on matters affecting a single class. No class has preferential dividend rights. The Core Equity Fund and Small Company Fund presently offer Institutional Plus Class shares.

Also effective August 1, 2010, the Company and the Funds changed their names. The name changes were as follows:

Name prior to August 1, 2010	Name Effective August 1, 2010
First Focus Funds, Inc.	Tributary Funds, Inc.
First Focus Short-Intermediate Bond Fund	Tributary Short-Intermediate Bond Fund
First Focus Income Fund	Tributary Income Fund
First Focus Balanced Fund	Tributary Balanced Fund
First Focus Core Equity Fund	Tributary Core Equity Fund
First Focus Large Cap Growth Fund	Tributary Large Cap Growth Fund
First Focus Growth Opportunities Fund	Tributary Growth Opportunities Fund
First Focus Small Company Fund	Tributary Small Company Fund
First Focus International Equity Fund	Tributary International Equity Fund

Under the Company’s organizational documents, the Company shall indemnify its Officers and Directors against certain liabilities arising out of the performance of their duties to the Company. In addition, in the normal course of business, the Company may enter into contracts with its vendors and others that provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company. However, based on experience, the Company expects the risk of loss to be remote.

2. Significant Accounting Policies

The following is a summary of significant accounting policies consistently followed by the Company in the preparation of its financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of income and expenses for the period. Actual results could differ from those estimates.

Security Valuation

The net asset value (“NAV”) per share of each Fund is determined each business day as of the close of the New York Stock Exchange (“NYSE”), which is normally 4 p.m. Eastern Time. Each Fund’s NAV is calculated by adding the value of all securities and other assets of the Fund, subtracting its liabilities and dividing the result by the number of its outstanding shares. In valuing a Fund’s assets for calculating the NAV, securities listed on a securities exchange, market or automated quotation system for which quotations are readily available, including traded over-the-counter securities, are valued at the last quoted sale price on the primary exchange or market (foreign or domestic) on which they traded or, if there is no such

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

reported sale on the valuation date, at the most recent quoted bid price. Investments in mutual funds are valued at the NAV per share determined as of the close of the NYSE. Short-term debt obligations (maturing within 60 days) may be valued on an amortized cost basis, unless such value does not approximate market value. Debt securities (other than short-term investments) are valued at prices furnished by pricing services and generally reflect last reported sales price if the security is actively traded or an evaluated bid price obtained by employing methodologies that utilize actual market transactions; broker supplied valuations; or factors such as yield, maturity, call features, credit ratings or developments relating to specific securities in arriving at the valuation. Prices provided by pricing services are subject to review and determination of the appropriate price whenever a furnished price is significantly different from the previous day’s furnished price. The Funds’ investment adviser and sub-advisers, as applicable, assist the Company’s Board of Directors (the “Board”), which is responsible for this review and determination process.

Securities for which quotations are not readily available are valued at fair value as determined in good faith by the Company’s Fair Value Committee pursuant to procedures established by the Board. Situations that may require an investment to be fair valued include instances where a security is thinly traded, halted or restricted as to resale. In addition, investments may be fair valued based on the occurrence of a significant event. Significant events may be specific to a particular issuer, such as mergers, restructurings or defaults. Alternatively, significant events may affect an entire market, such as natural disasters, government actions and significant changes in the value of U.S. securities markets. Securities are fair valued based on observable and unobservable inputs, including the Company’s Fair Value Committee’s own assumptions in determining fair value. Factors used in determining fair value include, but are not limited to, type of security or asset, fundamental analytical data relating to the investment, evaluation of the forces that influence the market in which the security is purchased and sold and information as to any transactions or offers with respect to the security. In the event of an increase or decrease in the value of a designated benchmark index greater than predetermined levels, the International Equity Fund may use an independent statistical fair value pricing service to fair value certain international equity securities.

The Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (“ASU”) No. 2010-06 “Improving Disclosures about Fair Value Measurements”. ASU No. 2010-06 clarifies existing disclosure requirements and mandates additional disclosures regarding fair value measurements. Effective for interim and annual reporting periods beginning after December 15, 2009, entities are required to disclose significant transfers into and out of Level 1 and 2 measurements in the fair value hierarchy and the reasons for those transfers. Effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years, entities will need to disclose information about purchases, sales, issuances and settlements of Level 3 securities on a gross basis, rather than as a net number. The additional disclosures are incorporated into this report.

The Funds use a framework for measuring fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (exit price). One component of fair value is a three-tier fair value hierarchy. The basis of the tiers is dependent upon various “inputs” used to determine the value of the Funds’ investments. These inputs are summarized in the three broad levels listed below:

Level 1	–	includes valuations based on quoted prices of identical securities in active markets including valuations for securities listed on a national or foreign stock exchange or investments in mutual funds.

Level 2	–	includes valuations for which all significant inputs are observable, either directly or indirectly. Direct observable inputs include broker quotes, closing prices of similar securities in active markets, closing prices for identical or similar securities in non-active markets or corporate action or reorganization entitlement values. Indirect significant observable inputs include factors such as interest rates, yield curves, prepayment speeds or credit ratings. Level 2 includes valuations for fixed income securities priced by pricing services, broker quotes in active markets, securities subject to corporate actions, international equity securities priced by an independent statistical fair value pricing service or ADRs and GDRs for which quoted prices in active markets are not available.

Level 3	–	includes valuations based on inputs that are unobservable and significant to the fair value measurement, including the Company’s own assumptions in determining the fair value of the investment. Inputs used to determine the fair

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

value of Level 3 securities include security specific inputs such as: credit quality, issuer news, trading characteristics, or industry specific inputs such as: trading activity of similar markets or securities, changes in the security’s underlying index or comparable securities’ models. Level 3 valuations include securities that are priced based on single source broker quotes, where prices may be unavailable due to halted trading, restricted to resale due to market events, newly issued or for which reliable quotes are not available.

The inputs or methodology used for valuing investments are not necessarily an indication of the risk associated with investing in those investments.

The following is a summary of the inputs used to value each Fund’s investments as of March 31, 2011, by category:

	LEVEL 1 - Quoted Prices	LEVEL 2 - Significant Observable Inputs	LEVEL 3 - Significant Unobservable Inputs	Total
Short-Intermediate Bond Fund
Non-U.S. Government Agency Asset- Backed Securities	$—	$14,342,654	$378,510	$14,721,164
Corporate Bonds	—	29,445,465	—	29,445,465
Government and Agency Obligations	—	20,241,876	—	20,241,876
Preferred Stocks	467,505	—	—	467,505
Exchange Traded Funds	311,101	—	—	311,101
Investment Company	887,567	—	—	887,567
Short Term Investments	1,782,866	—	—	1,782,866

Total	$3,449,039	$64,029,995	$378,510	$67,857,544

Income Fund
Non-U.S. Government Agency Asset- Backed Securities	$—	$13,257,710	$517,058	$13,774,768
Corporate Bonds	—	13,264,160	—	13,264,160
Government and Agency Obligations	—	26,717,471	—	26,717,471
Preferred Stocks	493,006	—	—	493,006
Exchange Traded Funds	464,122	—	—	464,122
Investment Company	887,567	—	—	887,567
Short Term Investments	620,244	—	—	620,244

Total	$2,464,939	$53,239,341	$517,058	$56,221,338

Balanced Fund
Common Stocks	$25,726,701	$—	$—	$25,726,701
Corporate Bonds	—	6,438,816	—	6,438,816
Government and Agency Obligations	—	4,495,399	—	4,495,399
Short Term Investments	1,929,483	—	—	1,929,483

Total	$27,656,184	$10,934,215	$—	$38,590,399

Core Equity Fund
Common Stocks	$274,331,806	$—	$—	$274,331,806
Short Term Investments	8,354,134	—	—	8,354,134

Total	$282,685,940	$—	$—	$282,685,940

Large Cap Growth Fund
Common Stocks	$87,401,060	$—	$—	$87,401,060
Short Term Investments	2,140,441	—	—	2,140,441

Total	$89,541,501	$—	$—	$89,541,501

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

	LEVEL 1 - Quoted Prices	LEVEL 2 - Significant Observable Inputs	LEVEL 3 - Significant Unobservable Inputs	Total
Growth Opportunities Fund
Common Stocks	$101,516,901	$—	$—	$101,516,901
Short Term Investments	5,467,887	—	—	5,467,887

Total	$106,984,788	$—	$—	$106,984,788

Small Company Fund
Common Stocks	$136,341,533	$—	$—	$136,341,533
Short Term Investments	5,885,850	—	—	5,885,850

Total	$142,227,383	$—	$—	$142,227,383

International Equity Fund
Foreign Stocks	$99,172,785	$—	$—	$99,172,785
Preferred Stocks	1,407,866	—	—	1,407,866
Exchange Traded Funds	854,414	—	—	854,414
Short Term Investments	1,811,604	—	—	1,811,604

Total	$103,246,669	$—	$—	$103,246,669

The only significant transfers in and out of Level 1 and Level 2 during the year ended March 31, 2011 occurred in the International Equity Fund. As previously noted, an independent statistical fair value pricing service is used to value international equity securities where criteria constituting a significant event exists. In instances where criteria constituting a significant event exists and foreign investments are valued using an independent statistical fair value pricing service, they are considered Level 2 valuations. In the absence of the existence of such criteria, the same foreign investments are generally valued using market prices from the applicable exchange and are considered Level 1 valuations. Significant event criteria did not exist as of March 31, 2010 or March 31, 2011, and therefore, foreign investments were generally valued as Level 1 on March 31, 2010 and March 31, 2011. There were no significant transfers into or out of Level 3 during the year.

The following table is a rollforward of Level 3 investments by category for which significant unobservable inputs were used to determine fair value during the year ended March 31, 2011:

	Balance at Beginning of Period	Transfers Into Level 3	Transfers Out of Level 3	Total Realized and Change in Unrealized Gain/ (Loss)	Purchases	(Sales)	Balance at End of Period	Change in Unrealized Appreciation/ (Depreciation) for Level 3 Investments Held at End of Period
Short-Intermediate Bond Fund
Non-U.S. Government Agency Asset- Backed Securities	$372,898	$—	$—	$12,017	$—	$(6,405)	$378,510	$10,583
Income Fund
Non-U.S. Government Agency Asset- Backed Securities	$451,644	$—	$—	$68,110	$3,910	$(6,606)	$517,058	$66,632

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

Securities Transactions and Investment Income

Securities transactions are accounted for no later than one business day following trade date. For financial reporting purposes, however, security transactions are accounted for on trade date on the last business day of the reporting period. Interest income is recognized on the accrual basis and includes, where applicable, the amortization of premium or accretion of discount. Dividend income is recorded on the ex-dividend date. Gains or losses realized on the sales of securities and on foreign currency transactions are determined by comparing the identified cost of the security lot sold with the net sale proceeds.

Risk Associated with Foreign Securities and Currencies

The International Equity Fund invests in securities of foreign issuers in various countries. These investments may involve certain considerations and risks not typically associated with investments in the United States as a result of, among other factors, the possibility of adverse future political and economic developments, lack of liquidity, low market capitalizations, foreign currency fluctuations, and the level of governmental supervision and regulation of securities markets in the respective countries. In addition, with respect to certain countries, there is the possibility of expropriation of assets, confiscatory taxation, and political or social instability or diplomatic developments, all of which could adversely affect the value of those securities.

Certain countries may also impose substantial restrictions on investments on their capital markets by foreign entities, including restriction on investment in issuers or industries deemed sensitive to the relevant nation’s interests. These factors may limit the investment opportunities available or result in lack of liquidity and high price volatility with respect to securities of issuers from developing countries.

Forward Foreign Currency Exchange Contracts

The International Equity Fund may enter into forward foreign currency contracts in connection with a planned purchase or sale of securities or to hedge the U.S. dollar value of securities denominated in a particular currency. A forward foreign currency contract is an agreement between two parties to buy and sell a currency at a set price on a future date. The use of forward foreign currency contracts does not eliminate fluctuations in the underlying prices of the International Equity Fund’s portfolio securities, but it does establish a rate of exchange that can be achieved in the future. The value of a forward foreign currency contract fluctuates with changes in foreign currency exchange rates. Forward foreign currency contracts are marked-to-market daily based on the bid exchange rate of the underlying currency and any gains or losses are recorded by the International Equity Fund as an unrealized gain or loss and as a receivable or payable from forward foreign currency contracts. Upon delivery or receipt of the currency, a realized gain or loss is recorded which is equal to the difference between the value of the contract at the time it is opened and the value at the time it is closed. The International Equity Fund could be exposed to risks if the counterparties to the contracts are unable to meet the terms of their contracts and from unanticipated movements in the value of a foreign currency relative to the U.S. dollar. Although contracts limit the risk of loss due to a decline in the value of the hedged currency, they also limit any potential gain that might result should the value of the currency increase. During the year ended March 31, 2011, the International Equity Fund did not hold any forward foreign currency contracts.

Foreign Currency Translation

The books and records of each Fund are maintained in U.S. dollars. Foreign currency amounts are translated into U.S. dollars on the following basis:

(i)	Fair value of investment securities, other assets and liabilities at the current bid rate of exchange

(ii)	Purchases and sales of investment securities, income and expenses at the relevant rates of exchange prevailing on the respective dates of such transactions

The Funds do not isolate the portion of gains and losses on investments in securities that is due to changes in the foreign exchange rates from that which is due to changes in the market prices of such securities. The Funds report gains and losses

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

on foreign currency related transactions as realized and unrealized gains and losses for financial reporting purposes, whereas such gains and losses are treated as ordinary income or loss for U.S. federal income tax purposes.

Dividends and interest from non-U.S. sources received by a Fund are generally subject to non-U.S. net withholding taxes. Such withholding taxes may be reduced or eliminated under the terms of applicable U.S. income tax treaties, and each Fund intends to undertake any procedural steps required to claim the benefits of such treaties. If the value of more than 50% of the Fund’s total assets at the close of any taxable year consists of stock or securities of non-U.S. corporations, the International Equity Fund is permitted and may elect to treat any non-U.S. taxes paid by it as paid by its shareholders.

Loans of Portfolio Securities

All Funds may lend their securities pursuant to securities lending agreements (“Lending Agreements”) with Union Bank, N.A. (formerly known as Union Bank of California N.A.) (“Union Bank”).

There was no securities lending activity during the year ended March 31, 2011. While the Funds have executed the Lending Agreements for securities lending, the Company has not determined when or if they will commence securities lending transactions under the Lending Agreements.

Restricted Securities

A restricted security is a security which has been purchased through a private offering and cannot be resold to the general public without registering the transaction under the Securities Act of 1933, as amended (the “1933 Act”), or pursuant to the resale limitations provided by Rule 144 under the 1933 Act, or an exemption from the registration requirements of the 1933 Act. Whether a restricted security is illiquid or not is determined pursuant to guidelines established by the Board. Not all restricted securities are considered illiquid. As of March 31, 2011, the Balanced Fund held the following Rule 144A security that was not deemed liquid:

Security	Acquisition Date	Acquisition Cost	Market Value	Percentage of Net Assets
Commonwealth Bank of Australia, 5.00%, 04/13/20	3/31/10	$500,000	$485,156	1.3%

Allocation of Expenses

Expenses directly attributable to a Fund are charged directly to that Fund, while expenses which are attributable to more than one Fund are allocated among the respective Funds based upon relative net assets or another appropriate basis. Expenses directly attributable to a class are charged directly to that class, while expenses attributable to both classes are allocated to each class of shares based upon the ratio of net assets for each class as a percentage of total net assets.

Distributions to Shareholders

Dividends from net investment income are declared daily and paid monthly for the Short-Intermediate Bond Fund and Income Fund. The Balanced Fund declares and pays dividends from net investment income quarterly. The Growth Opportunities Fund and International Equity Fund declare and pay dividends from net investment income, if any, annually. Prior to August 1, 2010, the Core Equity Fund, Large Cap Growth Fund and Small Company Fund declared and paid dividends from net investment income monthly. Effective August 1, 2010, the Core Equity Fund, Large Cap Growth Fund and Small Company Fund declare and pay dividends from net investment income, if any, annually. Distributions of net realized capital gains, if any, are declared and distributed at least annually for all the Funds only to the extent they exceeded available capital loss carryovers. The amount and timing of distributions are determined in accordance with federal income tax regulations which may differ from GAAP.

3. Related Party Transactions and Fees and Agreements

Prior to May 3, 2010, the Funds had agreements with their respective investment advisers, FNB Fund Advisors (“FNB”), a separately identifiable department of First National Bank of Omaha (“FNBO”), or Tributary Capital Management, LLC (“Tributary”), a subsidiary of First National Nebraska, Inc. (“FNNI”), to furnish investment advisory services to the Funds.

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

Under the terms of these agreements, each Fund paid a monthly fee at the annual rate of the following percentages of each Fund’s average daily net assets: to FNB, 0.50% for the Short-Intermediate Bond Fund, 0.60% for the Income Fund, 0.75% for the Core Equity Fund, 0.90% for the Large Cap Growth Fund, 0.85% for the Small Company Fund and 1.00% for the International Equity Fund; to Tributary, 0.75% for each of the Balanced Fund and the Growth Opportunities Fund. Effective May 3, 2010, FNNI engaged in an internal reorganization of its subsidiaries, including FNB and Tributary, whereby all existing FNB and Tributary personnel became employees of the newly organized Tributary Capital Management, LLC (“New Tributary”). As a result of this advisory reorganization, effective May 3, 2010, the Company, on behalf of each Fund, entered into a new investment advisory agreement (the “New Investment Advisory Agreement”) with New Tributary. Under the New Investment Advisory Agreement, the advisory fee rates paid by each of the Funds to New Tributary are the same as those in effect prior to May 3, 2010.

Prior to May 3, 2010, FNB had contractually agreed to waive certain of its fees until July 31, 2010, at the annual rate of the following percentages of each Fund’s average daily net assets: 0.29% for the Short-Intermediate Bond Fund, 0.47% for the Income Fund, 0.15% for the Core Equity Fund, 0.10% for the Large Cap Growth Fund, 0.15% for the Small Company Fund and 0.15% for the International Equity Fund. Tributary had contractually agreed to waive certain of its fees until July 31, 2010 at the annual rate of the following percentages of each Fund’s average daily net assets: 0.15% for each of the Balanced Fund and the Growth Opportunities Fund. Following the execution of the New Investment Advisory Agreement, the fees waived by New Tributary were the same as those that were in effect prior to May 3, 2010. Effective August 1, 2010, New Tributary contractually agreed to waive certain of its fees until July 31, 2011 at the annual rate of the following percentages of each Fund’s average daily net assets: 0.22% for the Short-Intermediate Bond Fund, 0.27% for the Income Fund, 0.125% for the Balanced Fund, 0.12% for the Core Equity Fund, 0.15% for the Large Cap Growth Fund, 0.12% for the Growth Opportunities Fund, 0.13% for the Small Company Fund and 0.20% for the International Equity Fund. None of the waived fees can be recaptured in subsequent periods.

Prior to October 11, 2010, KBC Asset Management International Ltd. (“KBCAM”), a subsidiary of KBCAM Limited, served as the investment sub-adviser to the International Equity Fund. For the period prior to July 1, 2010, KBCAM voluntarily agreed to waive certain of its fees at the annual rate of 0.05% of the Fund’s average daily net assets. This sub-adviser waiver agreement was between the adviser and the sub-adviser, not with the Fund. Therefore, it did not directly impact the net advisory fees paid by the Fund. However, the adviser volutarily agreed to waiver additional advisory fees equal to the amount of the sub-adviser’s waiver. None of the waived fees can be recaptured in subsequent periods. Effective October 11, 2010, KBCAM and its parent company were purchased by Kleinwort Benson Group Ltd., a part of RHJ International S.A., a large European financial services group. Following the transition, KBCAM was rebranded as Kleinwort Benson Investors International Ltd. (“KBI”). As a result of the change in ownership of KBCAM, the investment sub-advisory agreement (the “KBCAM Sub-Advisory Agreement”) between New Tributary, the investment adviser to the International Equity Fund, and KBCAM was terminated on October 11, 2010. On October 8, 2010, the Board of the Funds approved an interim investment sub-advisory agreement between the Adviser and KBI effective as of October 11, 2010. The Board and the shareholders of the Fund approved a new definitive investment sub-advisory agreement between New Tributary and KBI (the “KBI Sub-Advisory Agreement”) with respect to the Fund at a meeting of the Board held on January 17, 2011 and a special meeting of the shareholders held on March 7, 2011. The KBI Sub-Advisory Agreement was effective as of March 7, 2011. The sub-advisory fees to be received by KBI from the New Tributary under the KBI Sub-Advisory Agreement are identical to the sub-advisory fees received by KBCAM from New Tributary under the KBCAM Sub-Advisory Agreement. Additionally, the personnel responsible for the day-to-day investment management decisions for the Fund remained the same.

Riverbridge Partners, LLC (“Riverbridge”) serves as the investment sub-adviser to the Large Cap Growth Fund. For the period prior to July 1, 2010, Riverbridge contractually agreed to waive certain of its fees at the annual rate of 0.10% of the Fund’s average daily net assets. This sub-adviser waiver agreement was between the adviser and sub-adviser, not with the Fund. Therefore, it did not directly impact the net advisory fees paid by the Fund. However, the adviser voluntarily agreed to waive additional advisory fees equal to the amount of the sub-adviser’s waiver. None of the waived fees can be recaptured

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

in subsequent periods. Effective May 3, 2010, New Tributary and First National Fund Advisors (“FNFA”), a newly-formed division of First National Bank in Fort Collins, Colorado, entered into a sub-advisory agreement for the Balanced Fund.

Prior to February 21, 2011, FNBO also served as custodian for each of the Funds, with the exception of the International Equity Fund, for which Union Bank serves as custodian. FNBO, as custodian, received compensation from each of the Funds for its services in an amount equal to a fee, computed daily and payable monthly, at an annual rate of 0.03% of each Fund’s average daily net assets. FNBO had contractually agreed to waive custodian fees at an annual rate of 0.015% for each of the Fund’s average daily net assets until July 31, 2011. Effective February 21, 2011, JPMorgan Chase Bank, N.A, (“JPM Chase”) serves as the custodian for each of the Funds, with the exception of the International Equity Fund, for which Union Bank serves as custodian.

DST Systems, Inc. serves as transfer agent for the Funds, whose functions include disbursing dividends and other distributions. New Tributary and Jackson Fund Services (“JFS”) serve as co-administrators of the Funds. As compensation for its administrative services, each co-administrator is entitled to a fee, calculated daily and paid monthly based on the Funds’ average daily net assets. New Tributary receives 0.07% of the Funds’ average daily net assets. New Tributary has contractually agreed to waive co-administrator fees at an annual rate of 0.035% for each Fund’s Institutional Plus Class average daily net assets until July 31, 2011.

Beacon Hill Fund Services, Inc. (“Beacon Hill”) provides the Funds’ Anti-Money Laundering Compliance Officer and Chief Compliance Officer services.

The adviser and custodians may periodically volunteer to reduce all or a portion of their fees with respect to one or more of the Funds. These voluntary waivers may be terminated at any time. The reduction of such fees will cause the yield and total return of any Fund to be higher than it would be in the absence of such reductions. These waivers are not subject to recoupment in subsequent fiscal periods. The custody waiver with FNBO was terminated on February 21, 2011 when the custodian was changed from FNBO to JPM Chase. Fees voluntarily waived during the year ended March 31, 2011 were as follows:

	Advisory Fees Waived	Custodian Fees Waived
Short-Intermediate Bond Fund	$—	$9,336
Income Fund	—	8,159
Balanced Fund	—	4,267
Core Equity Fund	—	18,983
Large Cap Growth Fund	26,607	10,975
Growth Opportunities Fund	—	10,292
Small Company Fund	—	10,622
International Equity Fund	15,989	—

The Company has adopted an Administrative Services Plan, which allows the Funds’ Institutional Class shares to charge a shareholder services fee, pursuant to which each Fund is authorized to pay compensation to banks and other financial institutions, that may include the advisers, their correspondent and affiliated banks and FNBO (each a “Service Organization”). Under the Administrative Services Plan, the Funds may enter into a Servicing Agreement with a Service Organization whereby such Service Organization agrees to provide certain record keeping and/or administrative support services for their customers or account holders who are the beneficial or record owner of the shares of a Fund. The Funds’ maintain Servicing Agreements, one of which with FNBO which provides that FNBO receives an annual fee at the rate of 0.25% of the average aggregate net asset value of the Funds held during the period by customers for whom FNBO provided

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

services under the Servicing Agreement. The amounts charged to the Funds, waived and paid to FNBO for shareholder service fees are reported within the Statements of Operations.

4. Investment Transactions

The aggregate purchases and sales of securities, excluding U.S. Government securities and short-term investments (maturing less than one year from acquisition), for the year ended March 31, 2011 were as follows:

	Purchases	Sales
Short-Intermediate Bond Fund	$17,669,680	$12,984,965
Income Fund	6,435,251	12,064,998
Balanced Fund	11,983,038	10,260,767
Core Equity Fund	201,733,559	49,102,505
Large Cap Growth Fund	15,568,069	14,581,687
Growth Opportunities Fund	44,228,075	34,359,498
Small Company Fund	78,622,134	23,452,979
International Equity Fund	92,568,099	99,139,313

The aggregate purchases and sales of long-term U.S. Government securities for the year ended March 31, 2011 were as follows:

	Purchases	Sales
Short-Intermediate Bond Fund	$14,188,896	$18,570,032
Income Fund	33,827,580	32,436,992
Balanced Fund	959,685	198,795

5. Capital Share Transactions

The Company is authorized to issue a total of 1,000,000,000 shares of common stock, 999,999,990 of which may be issued in series with a par value of $0.00001 per share. The Board is empowered to allocate such shares among different series of the Company’s shares without shareholder approval.

6. Federal Income Taxes

The following information is presented on an income tax basis. It is each Fund’s policy to continue to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies, and to distribute all of its taxable income, including any net realized gains on investments, to its shareholders sufficient to relieve it from all, or substantially all, federal income taxes. Therefore, no provision is made for federal income taxes. Withholding taxes on foreign dividends have been paid or provided for in accordance with each applicable country’s tax rules and rates.

Differences between amounts reported for financial statements and federal income tax purposes are attributable primarily to deferral of losses on wash sales, mark-to-market adjustments on investments in passive foreign investment companies and amortization/accretion adjustments for premium and market discount on debt securities.

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

To the extent there are differences between the amounts recognized for financial statements and federal income tax purposes that are permanent in nature, such amounts are reclassified within the capital accounts based on their federal income tax treatment as indicated below; temporary differences do not require reclassification. Permanent differences may include but are not limited to the following: reclassifications related to Treasury Inflation-Protected Securities, foreign currency, market discount, premium and/or paydown securities, reclassifications on the sale of PFIC or REIT securities, net operating losses, expired capital loss carryforwards and distribution adjustments. These reclassifications have no impact on net assets.

	Net Increase (Decrease)
	Undistributed Net Investment Income	Accumulated Net Realized Gain (Loss)	Paid-in Capital
Short-Intermediate Bond Fund	$371,340	$(371,340)	$—
Income Fund	14,227	(14,227)	—
Large Cap Growth Fund	202	(202)	—
Growth Opportunities Fund	171,098	—	(171,098)
Small Company Fund	(237,716)	237,716	—
International Equity Fund	154,761	(154,761)	—

At March 31, 2011, the cost basis, gross unrealized appreciation, gross unrealized depreciation, net unrealized appreciation/(depreciation), undistributed net ordinary income and undistributed net long-term capital gain, if any, were as follows:

	Tax Cost of Investments	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Net Unrealized Appreciation/ (Depreciation)	Undistributed Net Ordinary Income*	Undistributed Net Long-Term Capital Gain
Short-Intermediate Bond Fund	$67,281,847	$1,724,992	$(1,149,295)	$575,697	$160,391	$—
Income Fund	56,101,434	2,541,024	(2,421,120)	119,904	347,661	—
Balanced Fund	29,421,765	9,251,934	(83,300)	9,168,634	17,881	—
Core Equity Fund	249,746,412	39,418,191	(6,478,663)	32,939,528	1,342,468	—
Large Cap Growth Fund	73,026,095	19,469,475	(2,954,069)	16,515,406	298,089	1,069,977
Growth Opportunities Fund	67,945,033	39,361,321	(321,566)	39,039,755	—	—
Small Company Fund	111,699,322	32,116,126	(1,588,065)	30,528,061	152,159	—
International Equity Fund	93,126,346	13,272,916	(3,152,593)	10,120,323	2,090,175	—

*	Undistributed net ordinary income includes any undistributed net short-term capital gains.

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

The tax character of dividends and distributions paid during the fiscal years ended March 31, 2011 and 2010 were as follows:

	Distributions Paid From
	Net Ordinary Income*		Net Long Term Capital Gains		Return of Capital		Total Distributions Paid***
	2011	2010	2011**	2010	2011	2010	2011	2010
Short-Intermediate Bond Fund	$2,235,503	$2,238,116	$—	$—	$—	$—	$2,235,503	$2,238,116
Income Fund	2,446,727	2,755,094	—	—	—	—	2,446,727	2,755,094
Balanced Fund	531,794	396,549	—	—	—	—	531,794	396,549
Core Equity Fund	211,335	742,032	—	—	—	5,117	211,335	747,149
Large Cap Growth Fund	189,954	186,642	1,334,463	—	—	—	1,524,417	186,642
Growth Opportunities Fund	139,486	—	—	—	171,098	—	310,584	—
Small Company Fund	1,185,578	229,424	3,289,741	—	—	—	4,475,319	229,424
International Equity Fund	2,144,150	306,779	—	—	—	—	2,144,150	306,779

*	Net ordinary income consists of net taxable income derived from dividends, interest, and net short-term capital gains, if any.
**	The Funds designated as a long-term capital gain dividend, pursuant to the Internal Revenue code section 852(b)(3), the amount necessary to reduce earnings and profits of the Funds related to net capital gains to zero for the fiscal year ended March 31, 2011.
***	Total distributions paid may differ from the Statement of Changes in Net Assets because distributions are recognized when actually paid for tax purposes.

Under current tax law, certain capital losses realized after October 31 but before the end of the fiscal year (“Post-October losses”) may be deferred and treated as occurring on the first business day of the following fiscal year. For the year ended March 31, 2011, the following Funds deferred to April 1, 2011 Post-October capital losses and Post-October currency losses as follows:

Post- October Losses
International Equity Fund	$454,990

As of March 31, 2011, the following Funds had net capital loss carryforwards, which are available to offset future net realized capital gains, if any, to the extent provided by the Treasury regulations. To the extent that these carryforwards are used to offset future capital gains, the gains that are offset will not be distributed to shareholders. If not used, the capital loss carryforwards will expire as follows:

	2012	2013	2014	2015	2016	2017	2018	2019	Total
Short-Intermediate Bond Fund	$—	$—	$726,566	$1,593,824	$852,078	$577,072	$—	$—	$3,749,540
Income Fund	—	—	—	694,575	267,178	—	—	—	961,753
Balanced Fund	—	—	—	—	—	—	1,552,728	—	1,552,728
Core Equity Fund	—	—	—	—	—	—	2,192,793	—	2,192,793
Growth Opportunities Fund	—	—	—	—	—	—	3,069,015	—	3,069,015
International Equity Fund	—	—	—	—	—	5,869,614	—	5,937,507	11,807,121

The Regulated Investment Company Modernization Act of 2010 (“Act”) was enacted on December 22, 2010. In general, the provisions of the Act will be effective for the Funds’ fiscal year ending March 31, 2012. Under the Act, a Fund will be permitted to carry forward capital losses for an unlimited period. However, any losses incurred during those future taxable years will be required to be utilized prior to the losses incurred in pre-enactment taxable years. As a result of this ordering rule, pre-enactment capital loss carry forwards may be more likely to expire unused. Additionally, post-enactment capital losses that are carried forward will retain their character as either short-term or long-term capital losses, and will not be considered exclusively short-term as under previous law. Relevant information regarding the impact of the Act on the Funds

ANNUAL REPORT 2011

NOTES TO FINANCIAL STATEMENTS

March 31, 2011

will be contained within the Federal Income Taxes section of the financial statement notes in the Funds’ Annual Report for the fiscal year ending March 31, 2012.

The Funds comply with FASB Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes”. FASB ASC Topic 740 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FASB ASC Topic 740 requires the affirmative evaluation of tax positions taken or expected to be taken in the course of preparing each Fund’s tax return to determine whether it is more-likely-than-not (i.e., greater than 50 percent) that each tax position will be sustained upon examination by a taxing authority based on the technical merits of the position. Tax positions not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax expense in the current year. FASB ASC Topic 740 requires that management evaluate the tax position taken in returns that remain subject to examination by all major tax jurisdictions, including federal and the State of Nebraska (e.g., the last four tax year ends). Management believes that there is no tax liability resulting from unrecognized tax benefits related to uncertain tax positions taken for the year ended March 31, 2011.

7. Regulatory Matters

As disclosed in the 2006 Annual Report, the U.S. Securities and Exchange Commission (the “SEC”) conducted an examination of FNB related to past payments of certain marketing and other expenses. Subsequently, FNB agreed to pay the Funds $313,681, which was paid in December 2007. This amount was allocated to each Fund based on the average net assets of the Fund on the date of the distribution. The impact to the total return, net expense ratio and net income ratio are disclosed in the Financial Highlights.

8. Subsequent Events

Management has evaluated subsequent events for the Funds through the date the financial statements are issued and has concluded there are no events that require adjustments to the financial statements.

On May 17, 2011, the Board approved an Agreement and Plan of Reorganization between Federated World Investment Series, Inc., on behalf of its series, Federated International Leaders Fund (the “Federated Fund”), and the Company, on behalf of the International Equity Fund, whereby all of the assets of the International Equity Fund will be transferred to the Federated Fund, the Federated Fund will assume the liabilities of the International Equity Fund, and the Federated Fund will issue Institutional shares of the Federated Fund to shareholders of the International Equity Fund (the “Reorganization”). The Reorganization is subject to approval by the shareholders of the International Equity Fund.

The Board, including all of the Directors who were not parties to any of the existing or proposed investment advisory or sub-advisory agreements of the Company or “interested persons,” as that term is defined in the 1940 Act, of any party to such agreements, also approved (i) a new investment sub-advisory agreement between Tributary and First National Asset Management, a separately identifiable department of FNBO, with respect to the Short-Intermediate Bond Fund and the Income Fund; and (ii) the termination of the sub-advisory agreement between Tributary and Riverbridge, with respect to the Large Cap Growth Fund.

Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of Tributary Funds, Inc.:

We have audited the accompanying statements of assets and liabilities, including the schedules of portfolio investments, of each series within Tributary Funds, Inc. (the “Funds”) as listed in Note 1 of the financial statements as of March 31, 2011, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year periods indicated herein. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of March 31, 2011, by correspondence with the custodian and brokers or other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Funds as of March 31, 2011, the results of their operations, changes in their net assets and the financial highlights for each of the years or periods indicated herein, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois

May 23, 2011

ANNUAL REPORT 2011

ADDITIONAL FUND INFORMATION

March 31, 2011 (Unaudited)

Proxy Voting Policy

Information regarding the policies and procedures that the Funds use to determine how to vote proxies relating to portfolio securities is available without charge, upon request, by calling 1-800-662-4203. The information also is included in the Company’s Statement of Additional Information, which is available on the Fund’s website at www.tributaryfunds.com and on the Securities and Exchange Commission’s website at www.sec.gov.

Information relating to how each Fund voted proxies relating to portfolio securities held during the most recent twelve months ended June 30 is available by writing to the Company at P.O. Box 219022, Kansas City, Missouri, 64141-6002, by calling 1-800-662-4203 and on the Securities and Exchange Commission’s website at www.sec.gov.

Quarterly Holdings

The Company files a complete list of its portfolio holdings with the SEC for the first and third quarters of each fiscal year on Form N-Q. Forms N-Q are available free of charge on the SEC’s website at www.sec.gov or may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

Special Shareholder Meeting

A special meeting of the shareholders of the International Equity Fund (the “Shareholders”) was held on March 7, 2011 at the offices of the Company, located at 1620 Dodge Street, 16th Floor, Omaha, Nebraska. At the meeting, the following matter was voted upon and approved by the shareholders:

		Number of Votes
	For	Against	Abstained	Broker Non-Votes
Proposal: To approve a new sub-advisory agreement between New Tributary and KBI, with respect to the International Equity Fund.	7,636,707	0	0	0

Other Federal Income Tax Information

The information reported below is for the period ended March 31, 2011. Foreign tax and qualified dividend information for the calendar year 2011 will be provided on your 2011 Form 1099-DIV.

For the year ended March 31, 2011, certain dividends paid by the Funds may be subject to a maximum tax rate of 15% as provided for by the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010. The Funds intend to designate the maximum amount allowable as taxed at a maximum rate of 15%. Complete information will be reported in conjunction with your 2011 Form 1099-DIV.

For the year ended March 31, 2011, the following Funds hereby designate the following percentages, or the maximum amount allowable under the Internal Revenue Code (“Code”), as qualified dividends:

Qualified Dividend Income
Short-Intermediate Bond Fund	1.50%
Income Fund	1.44%
Balanced Fund	75.11%
Core Equity Fund	100.00%
Large Cap Growth Fund	100.00%
Growth Opportunities Fund	100.00%
Small Company Fund	100.00%
International Equity Fund	100.00%

ANNUAL REPORT 2011

ADDITIONAL FUND INFORMATION

March 31, 2011 (Unaudited)

The International Equity Fund intends to elect to pass through to shareholders the taxes paid to foreign countries. The pass-through of the foreign taxes paid will only affect those persons who are shareholders on the dividend record date in December 2011. These shareholders will receive more detailed information along with their 2011 Form 1099-DIV. Foreign source income and foreign tax per outstanding share on March 31, 2011 are as follows:

	Foreign Source Income	Foreign Tax Expense
International Equity Fund	$0.20	$0.04

For the year ended March 31, 2011, the following Funds hereby designate the following percentages, or the maximum amount allowable under the Code, as distributions eligible for the dividends received deduction for corporations:

Dividends Received Deduction
Short-Intermediate Bond Fund	1.50%
Income Fund	1.44%
Balanced Fund	64.59%
Core Equity Fund	100.00%
Large Cap Growth Fund	100.00%
Growth Opportunities Fund	100.00%
Small Company Fund	100.00%

ANNUAL REPORT 2011

ADDITIONAL FUND INFORMATION

March 31, 2011 (Unaudited)

Table of Shareholder Expenses

As a shareholder of the Funds, you incur ongoing costs, including management fees, shareholder servicing fees and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Funds and to compare these costs with the ongoing costs of investing in other mutual funds. The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period.

Actual Expenses

The table below provides information about actual account values and actual expenses. You may use the information below, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the table under the heading entitled “Expense Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The table below provides information about hypothetical account values and hypothetical expenses based on each Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of other funds. Please note that the expenses shown in the table are meant to highlight your ongoing costs only and will not help you determine the relative total costs of owning different funds.

	Expenses Using Actual Fund Return				Expenses Using Hypothetical 5% Return
	Beginning Account Value 10/01/10	Ending Account Value 3/31/11	Expense Paid During Period*	Expense Ratio During Period**	Beginning Account Value 10/01/10	Ending Account Value 3/31/11	Expense Paid During Period*	Expense Ratio During Period**
Short-Intermediate Bond Fund
Institutional Class	$1,000.00	$1,005.50	$4.20	0.84%	$1,000.00	$1,020.70	$4.23	0.84%
Income Fund
Institutional Class	1,000.00	995.10	4.38	0.88	1,000.00	1,020.50	4.43	0.88
Balanced Fund
Institutional Class	1,000.00	1,127.80	6.58	1.24	1,000.00	1,018.70	6.24	1.24
Core Equity Fund
Institutional Class	1,000.00	1,133.20	6.17	1.16	1,000.00	1,019.10	5.84	1.16
Institutional Plus Class***	1,000.00	1,051.40	2.48	0.85	1,000.00	1,011.80	2.44	0.85
Large Cap Growth Fund
Institutional Class	1,000.00	1,121.60	6.66	1.26	1,000.00	1,018.60	6.34	1.26
Growth Opportunities Fund
Institutional Class	1,000.00	1,267.00	6.56	1.16	1,000.00	1,019.10	5.84	1.16
Small Company Fund
Institutional Class	1,000.00	1,249.70	7.01	1.25	1,000.00	1,018.70	6.29	1.25
Institutional Plus Class***	1,000.00	1,071.30	2.74	0.93	1,000.00	1,011.60	2.65	0.93
International Equity Fund
Institutional Class	1,000.00	1,079.00	7.15	1.38	1,000.00	1,018.10	6.94	1.38

*	Expenses are equal to the Fund’s annualized expense ratio, multiplied by the average account value over the period, multiplied by 182/365 (to reflect the one-half year period).
**	Annualized.
***	The Institutional Plus Class has less than 6 months of operating history.

ANNUAL REPORT 2011

DIRECTORS AND OFFICERS

March 31, 2011

Overall, responsibility for management of the Company rests with its Board, which is elected by the shareholders of the Company. The Company is managed by the Directors in accordance with the laws governing corporations in Nebraska. The Board oversees all of the Funds. Directors serve until their respective successors have been elected and qualified or until their earlier death, resignation or removal. The Directors elect the officers of the Company to supervise its day-to-day operations.

Information about the Directors and officers of the Company is set forth below. The Funds’ Statement of Additional Information includes additional information about the Directors and is available, without charge, upon request, by calling 1-800-662-4203.

Name, Address[1], Age, and Position(s) Held with Funds	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director

INDEPENDENT DIRECTORS
Robert A. Reed	Indefinite;	President and Chief Executive Officer, Physicians Mutual Insurance Company and Physicians Life Insurance Company (1974 – present).	8	None.
Age 71	Since 1994.

Director

Gary D. Parker	Indefinite;	Retired.	8	None.
Age 66	Since 2005.

Director

John J. McCartney	Indefinite;	Retired. Executive Vice President and Chief Financial Officer, Zurich Insurance Group North America (August 2002 – June 2007); President and Chief Executive Officer, Empire Fire and Marine Insurance Companies (October 1993 – August 2002).	8	None.
Age 67	Since
	2010.
Director

INTERESTED DIRECTOR
Stephen R. Frantz[2]	Indefinite;	President, Tributary Capital Management, LLC (May 2010 – present); Chief Investment Officer, First Investment Group (January 2005 – May 2010); Chief Investment Officer, FNBO Fund Advisers (January 2005 – May 2010).	8	None.
Age 52	Since 2010.

Director/President

ANNUAL REPORT 2011

DIRECTORS AND OFFICERS

March 31, 2011

Name, Address, Age, and Position(s) Held with Funds	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director

OFFICERS
Daniel W. Koors[3]	Indefinite;

Senior Vice President of Jackson National

Asset Management (“JNAM”) and Jackson

Fund Services (“JFS”), a division of JNAM,

(2009 – present); Chief Operating Officer of

JNAM and JFS (2011 – present); Vice

President, Treasurer and Chief Financial

Officer of investment companies advised by

JNAM (2006 – present). Formerly, Chief

Financial Officer of JNAM and JFS (2007 –

2011); Assistant Vice President – Fund

Administration of Jackson National Life

Insurance Company (“Jackson”) (2006 – 2009);

Vice President of JNAM and JFS (2007 –

2008); Assistant Treasurer of investment

companies advised by JNAM (2006); Partner of

Deloitte & Touche LLP (2003 – 2006).

			N/A	N/A
Age: 40	Since
December
Treasurer	2009.

Rodney L. Ruehle[4]	Indefinite;

Director, Beacon Hill Fund Services, Inc. (2008

– present). Formerly, Vice President, CCO

Services, Citi Fund Services, Inc. (2004 – 2008);

Director, Fund Administration, Citi Fund

Services, Inc. (1995 – 2004).

			N/A	N/A
Age: 42	Since
December
Chief Compliance	2009.
Officer and Anti-
Money Laundering
Officer

Evan C. Williams[3]	Indefinite;	Compliance Manager of JNAM and JFS (2010 – present). Formerly, Attorney, Lee & Stone LLP (2009 – 2010); Associate Attorney, Akin Gump Strauss Hauer & Feld LLP (2007 – 2009).	N/A	N/A
Age: 28	Since January
2011.
Secretary

Danielle A.	Indefinite;

Senior Compliance Analyst of JNAM and JFS

(2009 – present); Anti-Money Laundering

Officer of investment companies advised by

JNAM (2007 – present). Formerly,

Compliance Analyst of JNAM and JFS (2006 –

2009); Administrative Assistant of JNAM and

JFS (2005 – 2006).

			N/A	N/A
Bergandine[3]	Since
Age: 30	December
2009.
Assistant Secretary

[1]	The address for all Directors is 1620 Dodge Street, Stop 1089, Omaha, Nebraska 68197.
[2]	As defined in the 1940 Act, Mr. Frantz is an “interested” director because he is an officer of Tributary Capital Management, LLC, which is the investment adviser of the Funds.
[3]	The address for Mr. Koors, Mr. Williams, and Ms. Bergandine is 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606.
[4]	The address for Mr. Ruehle is 4041 North High Street, Suite 402, Columbus, Ohio 43214.

Investment Adviser	This report has been prepared for the general information
Tributary Capital Management, LLC	of Tributary Funds’ shareholders. It is not authorized for
1620 Dodge Street, Stop 1089	distribution to prospective investors unless accompanied or
Omaha, Nebraska 68197	preceded by an effective Tributary Funds’ prospectus. The
prospectus contains more complete information about
Investment Sub-Advisers	Tributary Funds’ investment objectives, management fees
(Balanced Fund only)	and expenses, risks and operating policies. Please read
First National Fund Advisers	the prospectus carefully before investing or sending money.
215 West Oak Street, 4th Floor
Fort Collins, Colorado 80521

(International Equity Fund only)	For more information
Kleinwort Benson Investors International Ltd.	call 1-800-662-4203
Joshua Dawson House	or write to:
Dawson Street	Tributary Funds Service Center
Dublin 2, Ireland	P.O. Box 219022
Kansas City, Missouri 64121-9022
(Large Cap Growth Fund only)
Riverbridge Partners, LLC	or go to:
Midwest Plaza West	www.tributaryfunds.com
801 Nicollet Mall, Suite 600
Minneapolis, Minnesota 55402

Custodians
JPMorgan Chase
4 New York Plaza, 12th Floor
New York, NY 10004

(International Equity Fund only)
Union Bank of California
350 California Street, Suite 600
San Francisco, California 94104

Co-Administrators
Jackson Fund Services
225 West Wacker Drive, Suite 1200
Chicago, Illinois 60606

Tributary Capital Management, LLC
1620 Dodge Street, Stop 1089
Omaha, Nebraska 68197

Distributor
Northern Lights Distributors, LLC
4020 South 147th Street
Omaha, Nebraska 68137

Legal Counsel
Husch Blackwell LLP
1620 Dodge Street, Suite 2100
Omaha, Nebraska 68102

Compliance Services
Beacon Hill Fund Services, Inc.
4041 N. High Street, Suite 402
Columbus, Ohio 43214

Forward Motion. Momentum. Success.

1027-NLD-5/24/2011

TF-AR-0311